    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 2001

                                                      REGISTRATION NO. 333-54790
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                            XO COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                    54-1983517
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR             (I.R.S. EMPLOYER
                       ORGANIZATION)                            IDENTIFICATION NUMBER)

                            11111 SUNSET HILLS ROAD
                             RESTON, VIRGINIA 20190
                                 (703) 547-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ---------------------------

                             GARY D. BEGEMAN, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            XO COMMUNICATIONS, INC.
                            11111 SUNSET HILLS ROAD
                             RESTON, VIRGINIA 20190
                                 (703) 547-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                             DAVID P. PORTER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1190
                                 (216) 586-3939
                          ---------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions and other factors following the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.


                  SUBJECT TO COMPLETION, DATED AUGUST 16, 2001


                            XO COMMUNICATIONS, INC.

                                 $2,000,000,000

                              Class A Common Stock
                                Preferred Stock
                               Depositary Shares
                                Debt Securities
                                    Warrants
               Stock Purchase Contracts and Stock Purchase Units

     XO Communications, Inc. intends to offer from time to time Class A common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $2,000,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

                            ------------------------


     Our Class A common stock is quoted on The Nasdaq National Market under the symbol "XOXO." The closing price of our Class A common stock on The Nasdaq National Market on August 15, 2001 was $1.63. None of the other securities that we may offer under this prospectus are currently publicly traded.


                            ------------------------


     SEE "RISK FACTORS" ON PAGE 2 FOR A DISCUSSION OF MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES.


                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 This prospectus is dated                , 2001

                               TABLE OF CONTENTS


XO Communications, Inc. ....................................    1
Risk Factors................................................    2
Forward-Looking Statements..................................   11
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................   11
Use of Proceeds.............................................   12
Summary Description of the Securities We May Offer..........   12
Description of Debt Securities We May Offer.................   12
Description of Preferred Stock We May Offer.................   22
Description of Depositary Shares We May Offer...............   26
Description of Common Stock We May Offer....................   28
Description of Warrants We May Offer........................   29
Description of Stock Purchase Contracts and Stock Purchase
  Units We May Offer........................................   32
Legal Ownership of Certain Securities.......................   33
Description of Other Material Indebtedness..................   36
Description of Outstanding Preferred Stock..................   44
Plan of Distribution........................................   52
Validity of Securities......................................   54
Experts.....................................................   54
About This Prospectus.......................................   54
Where You Can Find More Information.........................   55
Incorporation of Documents by Reference.....................   55

                            XO COMMUNICATIONS, INC.


     Since 1996, we have provided high-quality bundled local and long distance, as well as dedicated telecommunications services to the rapidly growing business market. We expanded our services through our acquisition of Concentric Network Corporation on June 16, 2000 to offer a complete, single source of communications services to our customers by combining our data and voice services. The data services we offer include Internet access, virtual private networks, high-capacity data network services including dedicated wavelength and Ethernet services, and hosting services.



     We believe that the increasing usage of both telephone service and new data application and information services will continue to increase demand for telecommunications capacity and for new communications services and applications. To serve our customers' broad and expanding telecommunications needs, we have assembled a collection of metropolitan, or metro, and inter-city network assets in the United States that incorporate state-of-the-art fiber optic cable and transmission equipment and fixed wireless spectrum and related equipment, each of which is capable of carrying high volumes of data, voice, video and Internet traffic.



     We intend to integrate our network assets with advanced communications technologies to enable us to provide a comprehensive array of communications services entirely over our network, from point of initiation of the voice or data transmission to the point of termination, which we refer to as end-to-end service. To accomplish this, we are creating a North American fiber optic network, which will consist of a series of rings of fiber optic cables that encircle the central business districts of numerous metropolitan areas, which we refer to as metro networks, that are connected by a network of fiber optic cables, which we refer to as an inter-city network. Our combination of metro and inter-city networks will enable us to provide high-speed, high-capacity communications services between customers connected to our network and among customers with multiple locations entirely over our network.



     In April 2001, we announced that we had agreed to cancel our plans to purchase European metro and inter-city fiber networks from Level 3 Communications. Under the agreement, the $128.0 million in payments that were previously made to Level 3 for the European networks will be applied as a credit to reduce the remaining amounts payable by us to Level 3 for our North American inter-city fiber network agreement. As a result of these transactions, we are suspending expansion of our European operations.



     In connection with the restructuring of our arrangements with Level 3, we announced that we would delay the "lighting" of our North American inter-city network. In the meantime, we became a broadband transport customer of Level 3. We agreed to initially lease approximately $30 million of wavelength on Level 3's inter-city network in North America in the future. In connection with this lease, we will transfer to Level 3 approximately $60 million of inter-city transmission equipment to be applied toward the purchase of wavelength capacity from Level 3, none of which had been delivered as of June 30, 2001. We will retain for future deployment the fibers and empty conduit that comprise our North American inter-city network purchased from Level 3.



     Since our inception, we have incurred substantial and increasing net losses and negative cash flow from operations, and we expect these results to continue over the next several years. We also have substantial existing debt and expect to incur substantial additional obligations in the future as we continue to implement our business plan.


     Additional information about us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus.

     We are incorporated in the State of Delaware. Our executive offices are located at 11111 Sunset Hills Road, Reston, Virginia 20190 and our telephone number is (703) 547-2000.

                                  RISK FACTORS

     You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase securities offered by this prospectus. In addition, you should note that the prospectus supplement that will accompany this prospectus will include additional risk factors that will specifically apply to the type of security that we will offer under the prospectus supplement.

RISKS RELATED TO LIQUIDITY AND FINANCIAL RESOURCES

WE HAVE A HISTORY OF INCREASING NET LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS AND WE MAY NEVER BE ABLE TO SATISFY OUR CASH NEEDS FROM OPERATIONS.


     For each period since inception, we have incurred substantial and increasing net losses and negative cash flow from operations. For 2000, we posted a net loss attributable to common stockholders of approximately $1,247.7 million and showed negative cash flows from operations of approximately $559.4 million. For the quarter and six month period ended June 30, 2001, we posted a net loss attributable to common stockholders of approximately $500.7 million and $983.3 million, respectively, and showed negative cash flows from operations for the six months ended June 30, 2001 of approximately $311.6 million. Our accumulated deficit was approximately $2,465.2 million at December 31, 2000 and approximately $3,448.4 million at June 30, 2001. We expect that losses and negative cash flow from operations will continue over the next several years.


     Our existing operations do not currently, and are not expected in the near future to, generate cash flows from which we can make interest payments on our outstanding notes, make dividend payments on our outstanding preferred stock or fund continuing operations and planned capital expenditures. We cannot know when, if ever, net cash generated by our internal business operations will support our growth and continued operations. If we are unable to generate cash flow in the future sufficient to cover our fixed charges and are unable to raise sufficient funds from other sources, we may be required to:

     - refinance all or a portion of our debt and redeemable preferred stock; or

     - sell all or a portion of our assets.

WE HAVE SUBSTANTIAL EXISTING DEBT AND PREFERRED STOCK AND WE WILL INCUR SUBSTANTIAL ADDITIONAL OBLIGATIONS THAT WILL INCREASE THE RISK OF A DEFAULT.


     As of June 30, 2001, we had outstanding ten issues of senior notes and one issue of convertible subordinated notes totaling $4,603.6 million in principal amount and accreted value, approximately $63.4 million in miscellaneous debt obligations of our subsidiaries, and eight series of redeemable preferred stock with an aggregate liquidation preference of $2,147.7 million. In addition, we have a $1,000.0 million senior secured credit facility, under which $612.5 million was drawn at June 30, 2001. In July 2001, we borrowed the remaining availability of $387.5 million. Based on our capital structure at June 30, 2001 and the existing interest rates for obligations with variable interest rates, and assuming payment of dividends in additional shares of preferred stock for the three series of our preferred stock that permit this type of dividend payment, we estimate that our cash commitments for interest expense and dividend payments for the year ending December 31, 2001 will be approximately $430.0 million.



     The indentures under which our notes have been issued, and our senior secured credit facility, permit us to incur substantial additional debt. We fully expect to borrow substantial funds in the next several years. This additional indebtedness will further increase the risk of a default unless we can establish an adequate revenue base and generate sufficient cash flow to repay our indebtedness. We may never establish an adequate revenue base to produce an operating profit or generate adequate positive cash flow to provide future capital expenditures and repayment of debt.

WE DO NOT HAVE SUFFICIENT ADDITIONAL FINANCING COMMITMENTS TO MEET OUR LONG TERM NEEDS AND, IF WE ARE NOT SUCCESSFUL IN RAISING ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO BUILD AND MAINTAIN OUR BUSINESS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.


     Building our business will require substantial additional capital spending. Our capital spending plans have increased substantially over time, as our strategy has evolved and our planned networks have grown larger and more robust. We will need to raise additional capital because our anticipated future capital requirements exceed the $1,369.0 million in cash and marketable securities we had on hand as of June 30, 2001.



     At different points in recent years, debt and equity financing for technology companies in general, and competitive communications companies in particular, have not been available on terms that we would consider acceptable. Specifically, in recent months, conditions in the capital markets for such companies have deteriorated. Consequently, the capital markets may be less receptive to debt and equity offerings by such companies at this time. If, as a result of these existing market conditions or other factors, we fail or are unable to raise sufficient capital when needed, we may be required to further delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and our ability to compete in the telecommunications services industry and generate profits for stockholders, and could even result in a payment default on our existing debt.


THE COVENANTS IN OUR INDENTURES AND SENIOR SECURED CREDIT FACILITY RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, WHICH COULD HAVE AN ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS AND ON THE VALUE OF YOUR INVESTMENT.


     The indentures under which our senior notes have been issued and our senior secured credit facility contain covenants that restrict, among other things, our ability to borrow money, grant additional liens on our assets, make particular types of investments or other restricted payments, sell assets or merge or consolidate. Our senior secured credit facility also requires us to maintain specified financial ratios. If we fail to comply with these covenants or meet these financial ratios, the holders of our senior notes or the lenders under our senior secured credit facility could declare a default and demand immediate repayment. Unless we cure any such default, they could seek a judgment and attempt to seize our assets to satisfy the debt to them. The security for our senior secured credit facility consists of all of the assets purchased with the proceeds thereof, the stock of certain of our direct subsidiaries, all of our assets and, to the extent of $125.0 million of guaranteed debt, assets of our subsidiaries. A default under any of these agreements could adversely affect our rights under other commercial agreements.


     In addition, we are required to use the net proceeds from the sale of certain series of senior notes and senior discount notes, and a portion of the proceeds drawn under our senior secured credit facility, to fund expenditures for the construction, improvement and acquisition of new and existing networks and other assets used in our business and direct and indirect investments in certain joint ventures to fund similar expenditures. Prior to the application of all such proceeds, we may invest them in marketable securities.

     Our existing debt obligations and outstanding redeemable preferred stock also could affect our financial and operational flexibility, as follows:

     - they may impair our ability to obtain additional financing in the future;

     - they will require that a substantial portion of our cash flow from operations and financing activities be dedicated to the payment of interest on debt and dividends on preferred stock, which will reduce the funds available for other purposes;

     - they may limit our flexibility in planning for or reacting to changes in market conditions; and

     - they may cause us to be more vulnerable in the event of a downturn in our business.

RISKS RELATED TO NETWORK DEVELOPMENT

IF WE CANNOT QUICKLY AND EFFICIENTLY INSTALL OUR NETWORK HARDWARE, WE WILL BE UNABLE TO GENERATE REVENUE, WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.


     Each of our networks consists of many different pieces of hardware, including switches, routers, fiber optic cables, electronics and combination radio transmitter/receivers, known as transceivers, and associated equipment, which are difficult to install. If we cannot install this hardware quickly, the time in which customers can be connected to our network and we can begin to generate revenue from our network will be delayed. You should be aware that the construction of our North American inter-city fiber optic network is not under our control, but is under the control of Level 3 Communications. If Level 3 fails to complete its network on time or if it fails to perform as specified, our strategy of linking our local networks to one another and creating an end-to-end North American network will be delayed.


THE FAILURE OF OUR OPERATIONS SUPPORT SYSTEMS TO PERFORM AS WE EXPECT COULD IMPAIR OUR ABILITY TO RETAIN CUSTOMERS AND OBTAIN NEW CUSTOMERS OR RESULT IN INCREASED CAPITAL EXPENDITURES, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.


     Some of the operations support systems we employ are proprietary. In addition, we are continuing to integrate the operations support systems previously employed by Concentric Network Corporation, which we acquired in June 2000, into our operations support systems. Our operations support systems are expected to be an important factor in our success. If any of these systems fail or do not perform as expected, we could suffer customer dissatisfaction, loss of business or the inability to add customers on a timely basis, any of which would adversely affect our revenues. Furthermore, problems may arise with higher processing volumes or with additional automation features, which could potentially result in system breakdowns and delays and additional unanticipated expense to remedy the defect or to replace the defective system with an alternative system.


IF OUR SELECTION OF IP TECHNOLOGY IS INCORRECT, INEFFECTIVE OR UNACCEPTABLY COSTLY, IMPLEMENTATION OF OUR BUSINESS STRATEGY COULD BE DELAYED, WHICH WOULD ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS.


     We plan to rely on IP technology as the basis for our planned end-to-end network. Although IP technology is used throughout the Internet, its extension to support other telecommunications applications, such as voice and video, has not yet been perfected, and IP technology currently has several deficiencies, including poor reliability and quality. Integrating this technology into our network may prove difficult and may be subject to delays. In addition, improvements to the IP technology may not become available in a timely fashion or at a reasonable cost, if at all. If the technology choices we make prove to be incorrect, ineffective or unacceptably costly, our strategy of creating an end-to-end North American network could be delayed, which would adversely affect our growth and operating results.


WE MAY NOT BE ABLE TO CONTINUE TO CONNECT OUR NETWORK TO THE INCUMBENT CARRIER'S NETWORK OR MAINTAIN INTERNET PEERING ARRANGEMENTS ON FAVORABLE TERMS, WHICH WOULD IMPAIR OUR GROWTH AND PERFORMANCE.

     We must be a party to interconnection agreements with the incumbent carrier in order to connect our customers to the public telephone network. We may not be able to renegotiate or maintain interconnection agreements in all of our markets on favorable terms. If we are unable to renegotiate or maintain interconnection agreements in all of our markets on favorable terms, it could adversely affect our ability to provide services in the affected markets.


     We require continued peering arrangements with other ISPs, particularly the large, national ISPs, to implement our planned expansion of data services including Internet access services. Peering arrangements are agreements among Internet backbone providers to exchange data traffic. Depending on the relative size of the carriers involved, these exchanges may be made without settlement charge. We may not be able to renegotiate or maintain peering arrangements on favorable terms, which would impair our growth and performance.

PHYSICAL SPACE LIMITATIONS IN OFFICE BUILDINGS AND LANDLORD DEMANDS FOR FEES OR REVENUE SHARING COULD LIMIT OUR ABILITY TO CONNECT CUSTOMERS DIRECTLY TO OUR NETWORKS AND INCREASE OUR COSTS, WHICH WOULD ADVERSELY IMPACT OUR RESULTS.



     Connecting a customer who is a tenant in an office building directly to our network requires installation of in-building cabling through the building's risers from the customer's office to our fiber in the street or our antenna on the roof. In some office buildings, particularly the premier buildings in the largest markets, the risers are already close to their maximum physical capacity due to the entry of other competitive carriers into the market. Moreover, the owners of these buildings are increasingly requiring competitive telecommunications service providers like us to pay fees or otherwise share revenue as a condition of access. We have not been required to pay these fees in the smaller markets we have served in the past, but have been and may continue to be required to do so to penetrate larger markets, which reduces our operating margins. In addition, some major office building owners have equity interests in, or joint ventures with, companies offering broadband communications services over fiber optic networks and may have an incentive to encourage their tenants to choose those companies' services over ours or to grant those companies more favorable terms for installation of in-building cabling.


THE AVAILABILITY OF EQUIPMENT THAT TAKES ADVANTAGE OF THE MULTIPOINT CHARACTERISTICS OF OUR BROADBAND WIRELESS SPECTRUM LICENSES HAS BEEN ONLY RECENTLY DEVELOPED AND MAY CONTINUE TO CAUSE PERFORMANCE PROBLEMS OR DELAYS.

     Our broadband fixed wireless licenses permit us to transmit from a fixed point to multiple receivers, which may reduce our installation costs, as compared with traditional point-to-point links. Since this is a newly-authorized service, vendors are only beginning to offer multipoint equipment, and we encountered performance problems with it in its initial deployment. These performance problems may not be satisfactorily resolved, which could delay our plans to extend our services to customers through wireless connections.

     Fixed wireless direct connections require us to obtain access to rooftops from building owners and to satisfy local construction and zoning rules for antennas and transmitters. The need to obtain these authorizations could be an additional source of cost and delay.

OUR INABILITY TO ACCURATELY PREDICT THE TOTAL COST OF OUR BROADBAND WIRELESS FIRST MILE DEPLOYMENT COULD HAVE AN ADVERSE IMPACT ON OUR RESULTS.

     Although we have selected vendors from which we may purchase broadband wireless equipment, because our fixed wireless deployment strategy contemplates utilizing a number of equipment vendors, we do not know precisely how much the equipment we will need will cost. Installation costs are expected to vary greatly, depending on the particular characteristics of the locations to be served. After initial installation, we expect to incur additional costs to reconfigure, redeploy and upgrade our wireless direct connections as technologies improve.

IT IS EXPENSIVE AND DIFFICULT TO SWITCH NEW CUSTOMERS TO OUR NETWORK, AND LACK OF COOPERATION OF THE INCUMBENT CARRIER CAN SLOW THE NEW CUSTOMER CONNECTION PROCESS, WHICH COULD IMPACT OUR ABILITY TO COMPETE.

     It is expensive and difficult for us to switch a new customer to our network because:

     - a potential customer faces switching costs if it decides to become our customer, and

     - we require cooperation from the incumbent carrier in instances where there is no direct connection between the customer and our network.

     Our principal competitors, the incumbent carriers, are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. To complete the new customer provisioning process, we rely on the incumbent carrier to process certain information. The incumbent carriers have a financial interest in retaining their customers, which could reduce their willingness to cooperate with our new customer provisioning requests.


WE DEPEND ON OUR KEY PERSONNEL AND QUALIFIED TECHNICAL STAFF AND, IF WE LOSE THEIR SERVICES, OUR ABILITY TO MANAGE THE DAY-TO-DAY ASPECTS OF OUR COMPLEX NETWORK WILL BE WEAKENED. WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.


     We are highly dependent on the services of our management and other key personnel. The loss of the services of our senior executive management team or other key personnel could cause us to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. We could also be less prepared for technological or marketing problems, which could reduce our ability to serve our customers and lower the quality of our services.

     We believe that a critical component for our success will be the attraction and retention of qualified professional and technical personnel. In addition, we must also develop and retain a large and sophisticated sales force, particularly in connection with our plan to target larger national customers. We have experienced intense competition for qualified personnel in our business with the technical and other skill sets that we seek. We may not be able to attract, develop, motivate and retain experienced and innovative personnel. If we fail to do so, there will be an adverse effect on our ability to generate revenue and, consequently, our operating cash flow.

RISKS RELATED TO COMPETITION AND OUR INDUSTRY

WE FACE COMPETITION IN LOCAL MARKETS FROM OTHER CARRIERS, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR OUR RESULTS.

     We face competition in each of our markets principally from the incumbent carrier in that market, but also from recent and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace. This competition places downward pressure on prices for local telephone service and data services, which can adversely affect our operating results. In addition, we expect competition from other companies, such as cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. If we are not able to compete effectively with these industry participants, our operating results could be adversely affected.

WE FACE COMPETITION IN LONG DISTANCE MARKETS, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR OUR RESULTS.

     We also face intense competition from long distance carriers in the provision of long distance services. This competition has substantially reduced prices for long distance services in recent years. Although the long distance market is dominated by three major competitors, AT&T, WorldCom and Sprint, hundreds of other companies, such as Qwest, also compete in the long distance marketplace. The incumbent carriers also are beginning to compete in the long distance market. If we are not able to effectively compete with these industry participants, our operating results could be adversely affected.

WE FACE COMPETITION IN CREATING A NATIONAL BROADBAND NETWORK, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR OUR RESULTS.

     Several of our competitors, such as AT&T, WorldCom, Qwest, Level 3, and Williams, are creating broadband networks that would compete directly with the network we are building. In addition, other competitors have the ability to do so as well. If we are not able to successfully compete with these service providers, our operating results could be adversely affected.

WE FACE COMPETITION FOR DATA SERVICES, PUTTING DOWNWARD PRESSURE ON PRICES, WHICH COULD ADVERSELY AFFECT OUR RESULTS.


     Competitors for data services consist of online service providers, Internet service providers and web hosting providers. New competitors continue to enter this market and include large computer hardware, software, media and other technology and telecommunications companies, including the incumbent carriers. Many communications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their network services. This competition puts downward pressure on prices. If we are unable to successfully compete with these data service providers, our operating results could be adversely affected.


TECHNOLOGICAL ADVANCES AND REGULATORY CHANGES ARE ERODING TRADITIONAL BARRIERS BETWEEN FORMERLY DISTINCT TELECOMMUNICATIONS MARKETS, WHICH COULD INCREASE THE COMPETITION WE FACE AND IMPAIR OUR GROWTH.


     New technologies, such as voice-over-IP, and regulatory changes -- particularly those permitting incumbent local telephone companies to provide long distance services -- are blurring the distinctions between traditional and emerging telecommunications markets. In addition, the increasing importance of data services has focused the attention of most telecommunications companies on this growing sector. As a result, a competitor in any of our business areas is potentially a competitor in our other business areas, which could impair our prospects and growth.


MANY OF OUR COMPETITORS HAVE SUPERIOR RESOURCES, WHICH COULD PLACE US AT A COST AND PRICE DISADVANTAGE.

     Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. As a result, some of our competitors can raise capital at a lower cost than we can, and they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. Also, our competitors' greater brand name recognition may require us to price our services at lower levels in order to win business. Finally, our competitors' cost advantages give them the ability to reduce their prices for an extended period of time if they so choose.

THE TECHNOLOGIES WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY AND ADVERSELY IMPACT OUR RESULTS.

     The telecommunications industry is subject to rapid and significant changes in technology. Most technologies and equipment that we use or will use, including wireline and wireless transmission technologies, circuit and packet switching technologies, multiplexing technologies, data transmission technologies, including the DSL, ATM and IP technologies, and server and storage technologies may become obsolete. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the expectations of our customers, which could cause our results to suffer.

     The introduction of new technologies may reduce the cost of services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry. These new entrants may not be burdened by an installed base of outdated equipment, and therefore may be able to more quickly respond to customer demands.

     Additionally, the markets for data and Internet-related services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. The future success of our data services business will depend, in part, on our ability to accomplish the following in a timely and cost-effective manner:

     - effectively use leading technologies;

     - continue to develop technical expertise;

     - develop new services that meet changing customer needs; and

     - influence and respond to emerging industry standards and other technological changes.

     Our pursuit of necessary technological advances may require substantial time and expense.


WE MAY BE REQUIRED TO PAY PATENT LICENSING FEES, WHICH WILL DIVERT FUNDS THAT COULD BE USED FOR OTHER PURPOSES AND COULD ADVERSELY IMPACT OUR RESULTS.


     From time to time, we receive claims by third parties to the effect that technology or processes used by us in our business are covered by those third parties' alleged patent rights and related requests to consider licensing certain patents held by those third parties. Should we be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on our results of operations.

OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, WHICH RESTRICTS OUR ABILITY TO COMPETE IN OUR TARGET MARKETS AND IMPOSES SUBSTANTIAL COMPLIANCE COSTS ON US THAT ADVERSELY IMPACT OUR RESULTS.


     We are subject to varying degrees of regulation from federal, state and local authorities, as well as from various national and local agencies in Europe and Canada. This regulation imposes substantial compliance costs on us. It also restricts our ability to compete. For example, in each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. If we do not receive authorization for markets or services to be launched in the future, our ability to offer services in our target markets could be adversely affected.


THE REQUIREMENT THAT WE OBTAIN PERMITS AND RIGHTS-OF-WAY TO DEVELOP OUR NETWORK INCREASES OUR COST OF DOING BUSINESS AND COULD ADVERSELY AFFECT OUR PERFORMANCE AND RESULTS.

     In order for us to acquire and develop our fiber networks, we must obtain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. The process of obtaining these permits and rights-of-way is time-consuming and burdensome and increases our cost of doing business.


     We may not be able to maintain our existing franchises, permits and rights-of-way that we need to implement our business. We may also be unable to obtain and maintain the other franchises, permits and rights that we require. A sustained and material failure to obtain or maintain these rights could materially adversely affect our performance and operating results in the affected metropolitan area.



CREDIT RISKS ASSOCIATED WITH OUR INTERNET-RELATED CUSTOMERS AND SERVICE PROVIDERS MAY ADVERSELY AFFECT US.



     Many of our customers are in various internet-related businesses, including ISPs, some of which have been adversely affected by recent business trends in that sector. To the extent the credit quality of these customers deteriorates or these customers seek bankruptcy protection, our ability to collect our receivables, and ultimately our operating results, may be adversely affected.



     We provide a significant portion of our DSL service through wholesale arrangements with other DSL service providers, many of which have been adversely affected by recent trends in that sector. One such provider, Northpoint Communications Group, Inc., has sold its assets in connection with its bankruptcy proceedings, and is no longer able to provide wholesale DSL service to us and other service providers. To the extent that other DSL service providers are unable to provide wholesale DSL service to us, we in turn may be unable to provide that service to our customers if we cannot provide service on our own DSL equipment or obtain wholesale service from another DSL service provider. In addition, the transition of our DSL customers' services to another source of DSL service may cause potential disruptions for the affected DSL customers' services. If we are unable to serve these customers, we will lose the related revenues.

RISKS RELATED TO GROWTH AND DEVELOPMENT OF DATA SERVICES

IF WE ARE UNABLE TO MANAGE OUR GROWTH, THE CONTINUED RAPID GROWTH OF OUR NETWORK, SERVICES AND SUBSCRIBERS COULD BE SLOWED, WHICH WOULD ADVERSELY IMPACT OUR RESULTS.

     We have rapidly expanded and developed our network and service offerings and increased the number of our subscribers, and expect to continue to do so. This has placed and will continue to place significant demands on our management, technical staff, operational and financial systems and procedures and controls. We may not be able to manage our anticipated growth effectively, which would harm our business, results of operations and financial condition. Further expansion and development of our network, service offerings and subscriber base will depend on a number of factors, including:

     - technological developments, including improvements in IP technology;

     - our ability to hire, train and retain qualified personnel in a competitive labor market;

     - availability of rights-of-way, building access and antenna sites;

     - development of customer billing, order processing and network management systems that are capable of serving our growing customer base; and

     - cooperation of the incumbent local telephone companies.

IF WE ARE NOT ABLE TO SUCCEED IN THE DATA SERVICES MARKET, THE VALUE OF YOUR INVESTMENT COULD BE ADVERSELY IMPACTED.

     Our ability to succeed in the data services market depends to a large extent on our ability to build a tailored, value-added network services business. Our ability to do so is subject to the following risks:

     - the data services markets are relatively new, and current and future competitors are likely to introduce competing services or products, which may result in market saturation;

     - critical issues concerning commercial use of tailored, value-added services and Internet services, including security, reliability, ease and cost of access, and quality of service, remain unresolved and may impact the growth of such services;

     - the market for data services may fail to grow or grow more slowly than anticipated;

     - our inability to obtain sufficient quantities of sole- or limited-source components required to provide data services or to develop alternative sources, if required, could result in delays and increased costs in expanding, and overburdening of, our network infrastructure;

     - suppliers may not provide us with products or components that comply with Internet standards or that properly inter-operate with other products or components used in our network infrastructure;


     - the failure of any link in the delivery chain, including the networks with which we may establish public or private peering arrangements or private transit could impact our ability to serve customers;


     - the market for tailored value-added network services is extremely competitive, and we expect that competition will intensify in the future;


     - we could experience interruptions in service due to interruption in electricity and other utility services, a natural disaster, such as an earthquake, or other unanticipated problems; and


     - we could have liability for information disseminated through our network.


WE FACE RISKS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR INTERNATIONAL OPERATIONS.



     Through the Concentric acquisition, we have acquired entities operating in the United Kingdom and The Netherlands. We also have an interest in a joint venture located in Canada. We may in the future expand into other international markets, either through acquisition of businesses or assets, organic development, or a combination thereof. The following risks are inherent in doing business on an international level:

     - unexpected changes in regulatory requirements or tax consequences;

     - export restrictions;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - problems in collecting accounts receivable;

     - fluctuations in currency exchange rates; and

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.


     One or more of these factors could have a material adverse effect on our future international operations.


OTHER RISKS

CRAIG O. MCCAW, WHO CONTROLS XO, MAY HAVE INTERESTS WHICH ARE ADVERSE TO YOUR INTERESTS AND HE MAY ACT IN A MANNER THAT ADVERSELY IMPACTS THE VALUE OF YOUR INVESTMENT.

     Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, L.L.C., currently controls more than 50% of our total voting power, and holds proxies that are likely to continue to assure that Mr. McCaw will hold a majority of that voting power. Because Mr. McCaw has the ability to control our direction and future operations and has interests in other companies that may compete with us, he may make decisions which are adverse to your interests and the interests of our other security holders.

     Mr. McCaw effectively controls a decision whether a change of control of XO will occur. Moreover, Delaware corporate law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you.

                           FORWARD-LOOKING STATEMENTS

     Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.


     Some statements and information contained in this prospectus and in the documents incorporated by reference into this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding:



     - product and service development, including the development and deployment of data products and services based on IP, Ethernet and other technologies and strategies to expand our targeted customer base and broaden our sales channels;



     - market development, including the number and location of markets we expect to serve;



     - network development, including those with respect to IP network and facilities development and deployment, switches using next generation switching technology, broadband fixed wireless technology, testing and installation, high speed technologies such as DSL, and matters relevant to our metro and inter-city networks; and


     - liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures and anticipated levels of indebtedness.


     All such forward-looking statements are qualified by the inherent risks and uncertainties surrounding expectations generally, and also may materially differ from our actual experience involving any one or more of these matters and subject areas. The operation and results of our business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the above "Risk Factors" section and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, including, but not limited to:


     - general economic conditions in the geographic areas that we are targeting for communications services;


     - the ability to achieve and maintain market penetration and average per customer revenue levels sufficient to provide financial viability to our business;


     - access to sufficient debt or equity capital to meet our operating and financing needs;


     - the quality and price of similar or comparable communications services offered or to be offered by our current or future competitors; and


     - future telecommunications-related legislation or regulatory actions.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to fixed charges and preferred dividends:



                                                        YEAR ENDED DECEMBER 31,          SIX MONTHS
                                                    --------------------------------       ENDED
                                                    1996   1997   1998   1999   2000   JUNE 30, 2001
                                                    ----   ----   ----   ----   ----   --------------
Ratio of earnings to fixed charges................   NA     NA     NA     NA     NA          NA
Ratio of earnings to fixed charges and
  preferred dividends.............................   NA     NA     NA     NA     NA          NA



     For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, and the six months ended June 30, 2001, fixed charges were in excess of earnings during the periods presented by a deficiency in the amount of $70.0 million, $127.9 million, $279.0 million, $564.2 million, $1,125.9 million and $932.4 million, respectively.

     For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, and the six months ended June 30, 2001, fixed charges and preferred dividends were in excess of earnings during the periods presented by a deficiency in the amount of $70.0 million, $167.2 million, $337.7 million, $633.4 million, $1,272.3 million and $1,011.1 million, respectively.


                                USE OF PROCEEDS

     Except as otherwise set forth in an accompanying prospectus supplement, we plan to use substantially all of the net proceeds from the sale of any securities, together with internally generated funds and possible future borrowings, to expand our networks and services, and related infrastructure, and to fund operating losses, working capital and possible acquisitions. Until we use the proceeds in this manner, we may temporarily use them to make short-term investments or to reduce short-term borrowings.


               SUMMARY DESCRIPTION OF THE SECURITIES WE MAY OFFER


     We may use this prospectus to offer up to $2,000,000,000 (or its equivalent) of:

     - Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares or Class A common stock. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

     - Subordinated debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares or Class A common stock. They will be unsecured and will rank equally with all of our other subordinated and unsecured debt.

     - Class A common stock, par value $.02 per share.

     - Preferred stock, par value $.01 per share. The preferred stock may be convertible or exchangeable into debt securities, other preferred stock or Class A common stock. We can offer different series of preferred stock with different dividend, liquidation, redemption, conversion and voting rights.

     - Depositary Shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

     - Warrants to purchase any of the foregoing securities.

     - Stock Purchase Contracts and Stock Purchase Units. We have the option of issuing stock purchase contracts, which represent the right to purchase our Class A common stock or preferred stock, and stock purchase units, which consist of a stock purchase contract and our debt securities or preferred stock.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. The indenture is a contract between us and a trustee. The trustee has two main roles:


     - First, the trustee can enforce your rights against us if we default. There are, however, some limitations on the extent to which the trustee acts on your behalf, described later under "-- Events of Default -- Remedies if an Event of Default Occurs."


     - Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices.

     We may, in our discretion, issue several distinct series of debt securities under the indentures. This section summarizes terms of the debt securities that are common to all series and some other terms that may be applicable. Most of the financial terms of each specific series of debt securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here and may contain some or all of the following:

     - the title and series of the debt securities;

     - whether the debt securities are senior or subordinated debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the purchase price of the debt securities, expressed as a percentage of the principal amount;

     - the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

     - if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;


     - if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates, the record dates for those interest payment dates and the basis upon which interest will be calculated;


     - if the debt securities will be issued at a discount, the amount of original issue discount, the method by which the accreted value of the securities will be determined and the dates from and to which original issue discount will accrue;

     - if other than the location specified in this prospectus, the place or places where payments on the debt securities will be made and where the debt securities may be surrendered for registration of transfer or exchange;

     - if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

     - the terms and conditions of any sinking fund, repurchase right or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

     - the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

     - whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

     - any additions or changes to the events of default in the respective indentures;

     - any additions or changes with respect to the other covenants in the respective indentures;

     - the terms and conditions, if any, upon which the debt securities may be convertible into preferred stock, depositary shares, Class A common stock or other securities;

     - the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

     - any other terms of the debt securities consistent with the provisions of the applicable indenture not specified in this prospectus.


The prospectus supplement may also describe special federal income tax consequences of purchasing the debt securities, including any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

     This section and the applicable prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities. The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and the applicable prospectus supplement.

FORM, EXCHANGE AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the securities will be issued:

     - only in fully registered form without coupons; and

     - in denominations that are even multiples of $1,000.


     You may have your securities broken into more securities of smaller denominations or combined into fewer securities of larger denominations, as long as the denomination is authorized and the total principal amount is not changed. In circumstances described in "Legal Ownership of Certain Securities -- Special Situations When a Global Security Will Be Terminated," interests in a global security may be exchanged for certificated securities. Any of these events is called an "exchange."


     You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders.

     We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in New York City. If at any time we do not maintain a registrar or paying agent, the trustee will act as the registrar, the paying agent, or both.

     There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership.

     At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

REPLACING YOUR LOST OR DESTROYED CERTIFICATES

     If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this.


     If you claim that a certificate or coupon has been lost, completely destroyed or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee's requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in doing this.

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the registrar's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "record date" and will be stated in the prospectus supplement. Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. We may also choose to pay interest by mailing checks. "Street name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent.

NOTICES

     We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee's records.

     Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

SPECIAL SITUATIONS

  MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:


     - where we merge out of existence or sell our assets, the acquiring company may not be organized under the laws of a foreign country; rather, it must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under federal law;



     - the company we merge into or sell to must agree to be legally responsible for our debt securities;



     - XO or that successor corporation must not immediately after the transaction be in default under the indenture; and



     - we must have delivered to the trustee a certificate of an officer and an opinion of counsel, each stating that the transaction complies with the indenture and that all conditions precedent to the transaction set forth in the indenture have been satisfied.


     In addition to those conditions mentioned above, our senior indenture prohibits mergers and similar transactions unless immediately following such transaction the following conditions are met:


     - the consolidated net worth of the successor company is equal to or greater than ours immediately prior to the transaction; and



     - if, as a result of the transaction, our property or assets would become subject to a lien prohibited by the senior indenture, then the successor company must first secure the senior debt securities.

     Certain of our subsidiaries may be designated as "restricted" under the indentures. These conditions regarding sales of substantially all of our assets do not apply to the following types of transactions involving restricted subsidiaries:


     - a transfer of assets from one restricted subsidiary to another; and

     - a transfer of ownership interests in a restricted subsidiary from us to another restricted subsidiary.

  MODIFICATION AND WAIVER OF YOUR CONTRACTUAL RIGHTS

     Under certain circumstances, we can make changes to the indentures and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote with respect to each affected series of securities, some require approval by a majority vote of all affected securities, voting together as a single class, and some changes do not require any approval at all.


     Changes Requiring Your Approval. First, there are changes that cannot be made to the indenture or your securities without your specific approval. Following is a list of those types of changes:



     - changing the due date of the principal of, or any installment of interest on, any security;



     - reducing the principal amount of, or rate of interest on, any security, including, in the case of any original issue discount security, the amount payable upon acceleration of the maturity of that security;



     - changing the place or currency of payment of principal of, or interest on, any security;



     - waiving a default in the payment of principal of, or interest on, any security;



     - impairing the right to institute suit for enforcement of any payment on or with respect to any security;



     - reducing the percentage of outstanding securities that must consent to a modification or amendment of the indenture;



     - reducing the percentage of outstanding securities that must consent to a waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;



     - following the mailing of any notice for certain repurchase offers related to your securities, modifying the provisions of the offer in a manner materially adverse to your interests;



     - in the case of convertible securities, making changes to your conversion or exchange rights that would be adverse to your interests;



     - in the case of subordinated debt securities, modifying the subordination provisions to expand the category of debt to which such debt is subordinated; or



     - making any change to this list of changes that requires your specific approval.



     Changes Requiring a Majority Vote of the Holders of a Series of Securities. The second type of change to the indentures and the securities is the kind that requires approval by security holders owning a majority of the principal amount of the particular series affected.


     Changes falling in this category relate to actions:


     - directing the time, method, and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any power conferred upon such trustee; or



     - consenting or waiving, on behalf of all holders of securities of that series, any past default and its consequences.

     Changes Requiring a Majority Vote of the Holders of All Series and Classes of Securities Affected. The third type of change will be effective against all holders of an affected series if either:

     - the holders of a majority of the principal amount of that series vote in favor of the change; or

     - the holders of a majority of the principal amount of all the following debt securities, voting together as a single class, vote in favor of the change:

        - all affected series of securities under the indentures; and


        - all other affected classes of debt securities to be issued by us, whose terms specifically provide that they will vote as one class with securities issued under the indentures on matters that affect all such series and classes.


     Only the holders of securities of series under the indentures or other classes of debt securities that will be affected by the change may vote on the change, and all such holders will vote together as a single class. If the holders of a majority of the principal amount of all such securities vote for the change, it will be effective as to all holders of all series and classes entitled to vote on the change, even if the holders of a majority of the principal amount of any one or more series or classes do not vote in favor of the change.

     Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the securities. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the securities listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. We also cannot obtain a waiver of a past default or a consent to change any other aspect of the indenture or the securities listed in the second category described previously under "Changes Requiring a Majority Vote of the Holders of a Series of Securities" without the consent of the holders of a majority of the principal amount of the affected series.

     Changes Not Requiring Your Approval. The fourth type of change does not require any vote by holders of securities. This type is limited to changes to reflect the succession of another entity to us and the assumption by that entity of our obligations and to clarifications of ambiguous contract terms and other changes that would not adversely affect holders of the securities.

     Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security, but will be deemed not outstanding in determining whether the holders of the requisite amount of securities have acted under the indenture.

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date.

     "Street name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

  DEFEASANCE AND COVENANT DEFEASANCE

     When we establish a series of debt securities, we may provide that the series be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

     - to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

     - to be released from our obligations to comply with specified covenants relating to those debt securities as described in the prospectus supplement.

     To effect the defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

     On such a defeasance, we will not be released from obligations:

     - to pay additional amounts, if any, upon the occurrence of some events;

     - to register the transfer or exchange of those debt securities;

     - to replace some of those debt securities;

     - to maintain an office relating to those debt securities; or

     - to hold moneys for payment in trust.

     To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

     - will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

     - will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. If that happens, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

     The prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

  REDEMPTION

     The indenture under which your debt securities are issued may permit us to redeem your securities. If so, we may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

     If we choose to redeem your securities, we will mail written notice to you not less than 30 days and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under "-- Form, Exchange and Transfer" above.

RANKING COMPARED TO OTHER CREDITORS

     The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors.

  SENIOR SECURITIES

     Senior debt securities will be issued under the senior indenture. If your securities are senior, they will rank equally in right of payment with one another, with all our other outstanding unsecured and senior indebtedness, and with our future unsecured and senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other outstanding senior indebtedness.

  SUBORDINATED SECURITIES


     Subordinated Indenture. Subordinated debt securities will be issued under the subordinated indenture. Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.


     Ranking. If your securities are subordinated, they will rank equally in right of payment with one another, with all our other outstanding unsecured and subordinated indebtedness and with our future unsecured and subordinated indebtedness.


     Subordination Provisions. If any of the events specified below occur, the holders of our senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:


     - the occurrence and continuation of a payment default on any senior indebtedness;

     - a declaration of the principal of any series of the senior debt securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled; or


     - any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenants described above under "-- Special Situations -- Mergers and Similar Transactions."


     In addition, in the event of the acceleration of any series of subordinated securities, the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities will be entitled to receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

     The prospectus supplement may include additional terms implementing the subordination feature.

     As a result of the subordination provisions, some of our general creditors, including holders of our senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

     Regardless of whether you hold senior or subordinated debt securities, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

  WHAT IS AN EVENT OF DEFAULT?

     The term "event of default" with respect to any series of senior or subordinated debt securities means any of the following:

     - we fail to make any interest payment on a security when it is due, and we do not cure this default within 30 days;

     - we fail to make any payment of principal when it is due at the maturity of any security or upon redemption;


     - we fail to deposit a sinking fund payment when due when required by a particular series of debt;



     - we fail to comply with or perform the conditions identified above under "-- Special Situations -- Mergers and Similar Transactions;"


     - we fail to comply with any of our other agreements regarding a particular series of securities or with the indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 60 days;


     - we default under the terms of any instrument evidencing or securing our debt or the debt of any of our significant subsidiaries having a specific outstanding principal amount, which default results in the acceleration of the payment of such debt;


     - judgments, not subject to appeal, are rendered against us or any of our significant subsidiaries in a specific amount that remains undischarged or unstayed for a period of 45 days after the right to appeal such judgments has expired;


     - we or any of our significant subsidiaries file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur; or


     - any other event of default described in the prospectus supplement occurs.

  REMEDIES IF AN EVENT OF DEFAULT OCCURS

     You will have the following remedies if an event of default occurs:

     Acceleration. If an event of default other than an event of default relating to events in bankruptcy, insolvency or reorganization has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived.

     If an event of default relating to events in bankruptcy, insolvency or reorganization has occurred as to us or any of our significant subsidiaries, all unpaid principal and accrued and unpaid interest, and liquidated damages, if any, become immediately due and payable without any declaration or other act of the trustee or any holder.

     Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an "indemnity." If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

     Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     - the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and


     - during the 60-day period, the holders of a majority in principal amount of the securities of that series must not have given the trustee a direction inconsistent with the request.


     However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date.

  WAIVER OF DEFAULT

     The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without your individual approval.

  WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS PERIODICALLY

     Every fiscal quarter we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest.

     "Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

ORIGINAL ISSUE DISCOUNT SECURITIES


     The debt securities of any series may be issued as original issue discount securities, which means they will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under " -- Events of Default -- Remedies if an Event of Default Occurs" above.


CONVERTIBLE DEBT SECURITIES


     Your debt securities may be convertible into our preferred stock, depositary shares representing preferred stock or Class A common stock. If your debt securities are convertible, the prospectus supplement will include provisions as to whether conversion is mandatory, at your option or at our option. The prospectus supplement will specify the conversion rate or price. If the debt securities are convertible at your option, you may have the right to convert a portion of the security in any multiple of $1,000.


     Your convertible debt securities also may provide that we may cause your right of conversion to terminate if conditions specified in the prospectus supplement are satisfied. If we satisfy these conditions and elect to terminate your conversion rights, we will provide you with a notice as set forth in the prospectus supplement. In addition, the prospectus supplement may provide for adjustment to the conversion rate or price upon the occurrence of specified events, such as certain stock combinations or stock-splits or the issuance of shares of stock as a dividend.


  WE MAY NOT ADJUST THE CONVERSION PRICE


     Unless it is specified in the prospectus supplement, we will not adjust the conversion rate or price of your debt securities for interest payable on your securities or for any dividends payable on the new securities you will receive, other than as a result of the applicable adjustment provisions summarized above. However, if you convert your securities between a regular record date for the payment of interest and the next following interest payment date, your securities to be converted must be accompanied by a payment equal to the interest that would be payable on your securities on this following interest payment date. The payment will not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.


     We will not be required to issue fractional shares of preferred stock, depositary shares or Class A common stock on conversion, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment on conversion calculated on the basis of the following:

     - for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock or depositary shares; and

     - for debt securities convertible into Class A common stock, the market value of the Class A common stock.

                  DESCRIPTION OF PREFERRED STOCK WE MAY OFFER


     The following discussion briefly summarizes the material terms of our preferred stock other than pricing and other particular terms of any series of preferred stock which will be disclosed in the accompanying prospectus supplement relating to that series. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the prospectus supplement relating to that series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock we offer, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue the preferred stock.


GENERAL

     Our amended and restated certificate of incorporation and the Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 25,000,000 shares of preferred stock.

     Of the 25,000,000 shares of preferred stock that we are authorized to issue under our amended and restated certificate of incorporation, there remains 7,045,000 shares of preferred stock as to which our board of directors has yet to designate the rights and terms. Our board of directors has the authority to fix the following terms with respect to the undesignated shares of any series of preferred stock:

     - the designation of the series;

     - the number of shares to comprise the series;

     - the dividend rate or rates payable with respect to the shares of the series;

     - the redemption price or prices, if any, and the terms and conditions of any redemption;

     - the voting rights;

     - any sinking fund provisions for the redemption or purchase of the shares of the series;

     - the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

     - any other relative rights, preferences and limitations pertaining to the series.

     The preferred stock we may offer will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock for specific terms, including:

     - the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

     - the initial public offering price at which the shares will be issued;

     - the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

     - any redemption or sinking fund provisions;

     - any conversion or exchange provisions;

     - the procedures for any auction and remarketing, if any, of that series of preferred stock;

     - whether interests in that series of preferred stock will be represented by our depositary shares; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

     When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

  VOTING RIGHTS

     Unless the applicable prospectus supplement states otherwise, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

  DIVIDENDS

     The holders of the preferred stock may be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates, if any, and dates on which any dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay any dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The prospectus supplement will specify whether dividends will be paid in the form of cash, shares of preferred stock or shares of Class A common stock.


     The prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.


     Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. We will not owe any interest, or any money in lieu of interest, on any dividend payment or payments on any series of the preferred stock which may be past due.


  LIQUIDATION RIGHTS

     Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

     - liquidation distributions according to the order of preference of such applicable series; and

     - all accrued and unpaid dividends whether or not earned or declared.

     We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.


     If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will make prorata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.


     After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

  REDEMPTION


     Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise as may be described in the prospectus supplement.


     If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events.


     If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares prorata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.


     Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

     - we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

     - we will not purchase or otherwise acquire any preferred stock of that series.

     The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.


     Unless the prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:


     - the redemption date;

     - the number of shares and the series of the preferred stock to be redeemed;

     - the redemption price;

     - the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

     - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

     - the date when the holders' conversion rights, if any, will terminate.


     If we redeem fewer than all shares of any series of the preferred stock held by any holder, the notice will also specify the number of shares to be redeemed from the holder.


     If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

     - the dividends on the preferred stock called for redemption will no longer accrue;


     - those shares will no longer be considered outstanding; and



     - the holders will no longer have any rights as stockholders, except to receive the redemption price.


     When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

  CONVERSION RIGHTS

     The prospectus supplement relating to a series of preferred stock that is exchangeable or convertible will state the terms on which shares of that series are exchangeable for or convertible into Class A common stock, another series of preferred stock or debt securities. If your preferred stock is exchangeable or convertible, the prospectus supplement will include provisions as to whether exchange or conversion is mandatory, at your option or at our option. The prospectus supplement will specify the exchange or conversion price or rate. If the preferred stock is exchangeable or convertible at your option, you may have the right to exchange or convert a portion of it. In addition, your preferred stock may provide that we may cause your right of exchange or conversion to terminate if conditions specified in the prospectus supplement are satisfied. If we satisfy these conditions and elect to terminate your exchange or conversion rights, we will provide you with a notice as set forth in the prospectus supplement.


     In addition, the prospectus supplement may provide for adjustment to the exchange or conversion price or rate upon the occurrence of specified events, such as certain stock combinations or stock-splits or the issuance of shares of stock as a dividend. Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your preferred stock for any dividends payable on the new securities you will receive, other than as a result of the applicable adjustment provisions summarized above. However, if you exchange or convert your securities between a regular record date for the payment of dividends and the next following dividend payment date, your securities to be exchanged or converted must be accompanied by a payment equal to the dividends that would be payable on your securities on this following dividend payment date. The payment will not have to accompany preferred stock surrendered for conversion or exchange if those shares have been called for redemption during that period.



     We are not required to issue fractional shares of preferred stock or Class A common stock on conversion or exchange, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment on conversion or exchange calculated on the basis of the following:



     - for preferred stock convertible into or exchangeable for another series of preferred stock, the liquidation preference of the series of preferred stock; and



     - for preferred stock convertible into or exchangeable for Class A common stock, the market value of the Class A common stock.


                 DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER


     The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.


GENERAL


     We may elect to offer fractional interests in shares of preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of preferred stock, as described in the prospectus supplement.



     The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50 million. The prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.



     Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.


     Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS


     The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholder a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

     If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a prorata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.


     Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

WITHDRAWAL OF STOCK


     Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the prospectus supplement, but holders of those whole preferred stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.


REDEMPTION; LIQUIDATION


     The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the prospectus supplement.


CONVERSION


     The depositary shares, as such, are not convertible or exchangeable into our Class A common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary shares may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the preferred stock represented by those depositary shares.


VOTING


     Upon receiving notice of any meeting at which preferred stockholders of any series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of preferred stock, it will abstain from voting those preferred stock shares, unless otherwise mentioned in the prospectus supplement.


AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT


     The depositary receipt evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. We or the depositary may terminate a deposit agreement only if:


     - we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

     - all preferred stock of the relevant series has been withdrawn;

     - there has been a final distribution in respect of the relevant series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;

     - all outstanding depository shares have been converted into or exchanged for other securities; or


     - we determine to terminate the deposit agreement.


CHARGES OF DEPOSITARY

     We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

MISCELLANEOUS

     Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our preferred stockholders.

     Neither any depositary nor XO will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

TITLE


     We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.


RESIGNATION AND REMOVAL OF DEPOSITARY

     A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

                    DESCRIPTION OF COMMON STOCK WE MAY OFFER

     We may issue, either separately or together with other securities, shares of our Class A common stock. A prospectus supplement relating to an offering of Class A common stock, or other securities convertible or exchangeable for, or exercisable into, Class A common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. Holders of Class A common stock will have no preemptive rights to subscribe for any additional securities that we may issue.

     We have summarized all material terms and provisions of our outstanding common stock in this section. However, you should read our amended and restated certificate of incorporation and our restated bylaws for additional information before you purchase any of our common stock.

AUTHORIZED COMMON STOCK

     Total Shares. We have the authority to issue a total of 1,120,000,000 shares of common stock consisting of:

     - 1,000,000,000 shares of Class A common stock, par value $0.02 per share; and

     - 120,000,000 shares of Class B common stock, par value $0.02 per share.


     Class A Common Stock. As of June 30, 2001, the number of shares of Class A common stock issued and outstanding was 317,075,246.



     Class B Common Stock. As of June 30, 2001, the number of shares of Class B common stock issued and outstanding was 105,414,226.


     Preemptive Rights. The holders of Class A common stock and Class B common stock do not have preemptive rights to purchase or subscribe for any of our stock or other securities.

CLASS A COMMON STOCK

     Voting Rights. Each outstanding share of Class A common stock is entitled to one vote per share and votes with the Class B common stock as a single class on all matters on which holders of common stock are entitled to vote.

     Dividends. Class A common stock participates equally in any dividend, when and as declared by our board of directors out of funds lawfully available therefor, with the Class B common stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, and subject to the rights, if any, of any outstanding shares of preferred stock, the Class A common stock participates equally with the Class B common stock.

CLASS B COMMON STOCK

     Voting Rights. Each outstanding share of Class B common stock is entitled to ten votes per share and votes with the Class A common stock as a single class on all matters on which holders of common stock are entitled to vote.

     Dividends. Class B common stock participates equally in any dividend, when and as declared by our board of directors out of funds lawfully available therefor, with the Class A common stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, and subject to the rights, if any, of any outstanding shares of preferred stock, the Class B common stock participates equally with the Class A common stock.

     Conversion. Each share of Class B common stock is convertible, at any time and at the option of the holder thereof, into one share of Class A common stock. In addition, each share of Class B common stock is convertible, at the option of our board of directors, into one share of our Class A common stock at any time the Class B common stock is transferred or presented to us for transfer on our records by the holder thereof.

                      DESCRIPTION OF WARRANTS WE MAY OFFER

     We may issue warrants for the purchase of debt securities, Class A common stock, preferred stock or depositary shares. Warrants may be issued independently or together with any debt securities, Class A common stock, preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from those securities.


     Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.



     The prospectus supplement relating to a series of warrants will describe the terms of the offered warrants, including, where applicable, the following:


     - the offering price;

     - the currency or currency units in which the purchase price for offered warrants may be payable;

     - the designation, aggregate principal amount, currency or currency units and other terms of debt securities purchasable upon exercise of the offered warrants;

     - the terms of the securities issuable upon the exercise of the offered warrants;

     - the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such securities;

     - the date on and after which the offered warrants and the related securities will be separately transferable;

     - the price and currency or currency units at which the amount of debt securities or shares of preferred stock or Class A common stock, as the case may be, may be purchased upon exercise;

     - the dates on which the right to exercise the offered warrants will commence and expire;

     - United States federal income tax consequences of holding or exercising the warrants; and

     - any other terms of the offered warrants.


     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer and may be exercised at the warrant agent's corporate trust office or any other office indicated in the prospectus supplement. Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or Class A common stock, as the case may be, purchasable upon exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities or to enforce covenants in any indenture, or to receive payments of dividends, if any, on the preferred stock or Class A common stock or to exercise any applicable right to vote.


EXERCISE OF WARRANTS


     Each warrant will entitle the holder to purchase the securities specified in the prospectus supplement at the exercise price set forth in, or calculable from, the prospectus supplement. Warrants may be exercised at any time up to 5:00 P.M., New York time, on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, any unexercised warrants will become void.



     Warrants may be exercised by delivery to the warrant agent of the warrant certificate, payment as provided in the prospectus supplement of the amount required to purchase the securities purchasable upon such exercise, and certain information. The information required to be delivered will be on the reverse side of the warrant certificate and in the prospectus supplement. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in a prospectus supplement prior to the close of business on the expiration date, we will, as soon as practicable, issue and deliver the debt securities or shares of Class A common stock or preferred stock or depositary shares issuable upon exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

     In the case of warrants to purchase Class A common stock, the exercise price payable and the number of shares of Class A common stock purchasable upon warrant exercise may be adjusted in certain events, including:

     - the issuance of a stock dividend to Class A common stockholders or a combination, subdivision or reclassification of common stock;

     - the issuance of rights, warrants or options to all Class A common stockholders entitling them to purchase Class A common stock for an aggregate consideration per share less than the current market price per share of Class A common stock;

     - any distribution to Class A common stockholders of evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and


     - any other events mentioned in the prospectus supplement.


     No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

MODIFICATION

     XO and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without the consent of any warrantholders, for the purpose of:


     - curing any ambiguity, defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;



     - evidencing the succession of another corporation to XO and its assumption of XO's covenants contained in the warrant agreement and the warrants;


     - appointing a successor depositary, if the warrants are issued in the form of global securities;

     - evidencing a successor warrant agent's acceptance of appointment with respect to the warrants;


     - issuing warrants in definitive form, if the warrants are initially issued in the form of global securities;


     - adding to our covenants for the warrantholders' benefit or surrendering any right or power conferred upon us under the warrant agreement; or


     - amending the warrant agreement and the warrants as we deem necessary or desirable in a manner that will not adversely affect the warrantholders' interests in any material respect.


     We may, with the warrant agent, also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants that such amendment would affect, for the purpose of adding, changing or eliminating any of the warrant agreement's provisions or of modifying the holders' rights. However, without the consent of each holder affected by the amendment, no such amendment may be made that:


     - changes the number or amount of securities purchasable upon warrant exercise or so as to increase the exercise price;


     - shortens the time period during which the warrants may be exercised;


     - otherwise adversely affects the exercise rights of the warrantholders in any material respect; or


     - reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Each warrant agreement will provide that we may consolidate or merge with another company or sell substantially all of our assets to another company, or buy substantially all of the assets of another company. However, we may not take any of these actions, in the event we would no longer be a continuing company, unless all of the following conditions are met:


     - where we merge out of existence or sell our assets, the other company may not be organized under the laws of a foreign country; rather, it must be a corporation organized under the laws of a state or the District of Columbia or under federal law;



     - the company we merge into or sell to must agree to be legally responsible for the performance of all covenants and conditions of the relevant warrant agreement; and



     - XO or that successor corporation must not immediately after the transaction be in default under that warrant agreement.


ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS


     Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility if we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon XO. Any warrantholder may, without the warrant agent's consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.


REPLACEMENT OF WARRANT CERTIFICATES

     We will replace any lost, stolen, destroyed or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of the loss, theft, destruction or mutilation of that warrant certificate, and, in the case of mutilation, surrender of that warrant certificate to the relevant warrant agent, unless XO or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and XO before a replacement warrant certificate will be issued.

TITLE

     XO, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

                  DESCRIPTION OF STOCK PURCHASE CONTRACTS AND
                       STOCK PURCHASE UNITS WE MAY OFFER


     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our Class A common stock or our preferred stock, at a future date or dates. The price per share of Class A common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase our Class A common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

     Unless otherwise specified in the prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of the holders of stock purchase contracts to purchase shares of our Class A common stock or our preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities.

     The security interest in the pledged securities will be created by a pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

     Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract.

                     LEGAL OWNERSHIP OF CERTAIN SECURITIES


     We can issue debt securities, warrants, preferred stock, depositary shares or stock purchase units in registered form or in the form of one or more global securities. We refer to those who have securities registered in their own names on the books that we or the trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in "street name" will be indirect holders.


BOOK-ENTRY HOLDERS


     We may issue securities in book-entry form only, as we will specify in the prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.


     For registered securities, only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

     In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.


     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose -- e.g., to amend the applicable indenture or warrant agreement or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture or warrant agreement -- we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.


     When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

WHAT IS A GLOBAL SECURITY?

     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "-- Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     - an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

     - an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Legal Holders" above;

     - an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

     - an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;


     - the depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and an investor's broker or bank may require him or her to do so as well; and


     - financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED


     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.


     The global security will terminate when the following special situations occur:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary;

     - if we notify the trustee that we wish to terminate that global security;
       or


     - if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under "Description of Debt Securities We May Offer -- Events of Default."



     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary -- and not XO nor the trustee -- is responsible for deciding the names of the institutions that will be the initial direct holders.


     In the description of the debt securities, warrants and depositary shares that we may offer, "you" means direct holders and not "street name" or other indirect holders of securities. Indirect holders should read the previous subsection entitled "-- Special Considerations for Indirect Holders."

                   DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

     The following is a description of all material terms of our material outstanding indebtedness. Copies of our senior secured credit facility and the indentures to which each outstanding issue of notes relates are available upon request to us.

SENIOR SECURED CREDIT FACILITY


     In February 2000, we entered into a $1,000.0 million senior secured credit facility underwritten by a syndicate of banks and other financial institutions. The credit facility consists of a $387.5 million tranche A term loan facility, a $225.0 million tranche B term loan facility and a $387.5 million revolving credit facility. As of June 30, 2001, we had borrowed $612.5 million under this facility and in July 2001 we borrowed the remaining availability of $387.5 million.


     All obligations under the credit facility are secured by the telecommunications assets purchased using the proceeds thereof, other assets up to $125.0 million, all intercompany receivables owed to us by our subsidiaries and the stock of our direct subsidiaries. Our subsidiaries have guaranteed $125.0 million of the obligations allocated ratably among the credit facility.

     Both the revolving credit facility and the tranche A term loan facility mature on December 31, 2006, and the tranche B term loan facility matures on June 30, 2007. The maturity date for each of the facilities will automatically be accelerated to October 31, 2005, unless we have refinanced our $350.0 million 12 1/2% Senior Notes by April 15, 2005.


     Amounts drawn under the revolving credit facility and the term loans bear interest, at our option, at the alternate base rate or reserve-adjusted London Interbank Offered Rate (LIBOR) plus, in each case, applicable margins. As of June 30, 2001, the interest rate on the amount outstanding under our tranche A term loan was 6.9% for the first borrowing of $150.0 million and 6.8% for the second borrowing of $237.5 million and under our tranche B term loan was 7.4%. There were no outstanding borrowings under our revolving credit facility as of June 30, 2001. In July 2001, we borrowed the remaining availability of $387.5 million under our revolving credit facility.


     The credit agreement requires us to meet and maintain specific financial ratios and tests. The following ratios and tests are applicable through the first fiscal quarter of 2003:

     - a minimum revenues test;

     - a minimum access lines test;

     - a maximum senior secured debt to capitalization ratio;

     - a maximum total net debt to total capitalization ratio;

     - a maximum total senior secured debt to gross property, plant and equipment ratio; and

     - a maximum senior secured debt to annualized adjusted EBITDA ratio.

     Beginning with the second fiscal quarter of 2003, the credit agreement requires us to meet and maintain the following financial ratios:

     - a maximum total senior secured debt to annualized consolidated EBITDA ratio;

     - a maximum consolidated total debt to annualized consolidated EBITDA ratio;

     - a minimum consolidated EBITDA to consolidated cash interest expense ratio; and

     - a minimum annualized consolidated EBITDA to pro forma consolidated debt service ratio.

     The credit agreement also contains customary negative covenants restricting and limiting our ability to engage in certain activities, including but not limited to:

     - limitations on indebtedness, guarantee obligations and the incurrence of liens;


     - restrictions on sale lease back transactions, consolidations, mergers, liquidations, dissolutions, leases, sales of assets, transactions with affiliates, loans, advances and investments;


     - restrictions on issuance of preferred stock, dividends and distributions on capital stock and other similar distributions; and

     - optional payments and modifications of other debt instruments, transactions with affiliates, changes in fiscal year, and engaging in any business other than the telecommunications and data and voice transmission business (including enhanced services delivered over data and/or telecommunications networks).

     The secured credit facility contains customary events of default. Upon a change of control, we must prepay in full the outstanding principal amount of all loans under the credit facility, together with all accrued interest, fees and other expenses owing under the credit facility and related agreements.

SENIOR NOTES AND SENIOR DISCOUNT NOTES


     As of June 30, 2001, we had outstanding ten issues of senior notes and senior discount notes totaling $4,086.1 million in principal amount and accreted value, as follows:



                                                                    AS OF
                                                                JUNE 30, 2001
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
12 1/2% Senior Notes due 2006.............................        $  350,000
9 5/8% Senior Notes due 2007..............................           400,000
9% Senior Notes due 2008..................................           334,547
9.45% Senior Discount Notes due 2008......................           539,959
10 3/4% Senior Notes due 2008.............................           500,000
10 3/4% Senior Notes due 2009.............................           675,000
12 1/4% Senior Discount Notes due 2009....................           416,452
10 1/2% Senior Notes due 2009.............................           400,000
12 1/8% Senior Discount Notes due 2009....................           304,401
12 3/4% Senior Notes due 2007.............................           165,707
                                                                  ----------
Total.....................................................        $4,086,066
                                                                  ==========


     The senior notes and senior discount notes are our unsecured senior obligations and will rank equally in right of payment with one another, with all our other existing senior obligations and with our future senior obligations. They will rank senior in right of payment to our existing subordinated notes and to any subordinated notes we issue in the future.

     Each of the indentures governing each of our senior notes and senior discount notes restricts, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with such notes, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to such notes. Each such indenture permits, under certain circumstances, our subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of such indenture.


     Except in connection with a Change of Control or an Asset Disposition (as defined in each such indenture), we are not required to make mandatory redemption or sinking fund payments with respect to such notes. In connection with a Change of Control, we must make an offer to purchase all of our then outstanding senior notes and senior discount notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest to the date of purchase. In connection with an Asset Disposition, we must use the proceeds to make an offer to purchase all of our then outstanding senior notes and senior discount notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase, unless such repurchase is prohibited by any Bank Credit Agreement or Vendor Financing Facility (as defined in each such indenture) then in place.


     Each such indenture contains standard events of default, including:

     - defaults in the payment of principal, premium or interest;

     - defaults in the compliance with covenants contained in the indenture;

     - cross defaults on more than $10 million of other indebtedness;

     - failure to pay more than $10 million of judgments; and

     - certain events of our subsidiaries.

  DESCRIPTION OF THE 12 1/2% SENIOR NOTES DUE 2006

     General. We, together with XO Capital, Inc., our wholly owned subsidiary, issued $350 million of 12 1/2% Senior Notes due April 15, 2006 pursuant to an indenture among us, XO Capital and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 12 1/2% Notes due 2006 are limited in aggregate principal amount to $350 million and will mature on April 15, 2006. Interest on the 12 1/2% Notes due 2006 accrues at 12 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year.

     Optional Redemption. The 12 1/2% Notes due 2006 are redeemable on or after April 15, 2001, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2001........................................................   106.250%
2002........................................................   104.167%
2003........................................................   102.083%
2004 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 9 5/8% SENIOR NOTES DUE 2007

     General. We issued $400 million of 9 5/8% Senior Notes due 2007 pursuant to an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 9 5/8% Notes due 2007 are limited in aggregate principal amount to $400 million and will mature on October 1, 2007. Interest on the 9 5/8% Notes due 2007 accrues at 9 5/8% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year.

     Optional Redemption. The 9 5/8% Notes due 2007 are redeemable on or after October 1, 2002, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   104.813%
2003........................................................   103.208%
2004........................................................   101.604%
2005 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 9% SENIOR NOTES DUE 2008

     General. We issued $335 million of 9% Senior Notes due 2008 pursuant to an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 9% Notes due 2008 are limited in aggregate principal amount to $335 million and will mature on March 15, 2008. Interest on the 9% Notes due 2008 accrues at 9% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year.

     Optional Redemption. The 9% Notes due 2008 are redeemable on or after March 15, 2003, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.500%
2004........................................................   103.000%
2005........................................................   101.500%
2006 and thereafter.........................................   100.000%

  DESCRIPTION OF THE 9.45% SENIOR DISCOUNT NOTES DUE 2008

     General. We issued $636,974,000 aggregate principal amount at stated maturity of 9.45% Senior Discount Notes due 2008 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 9.45% Notes due 2008 are limited to $636,974,000 aggregate principal amount at stated maturity and will mature on April 15, 2008. The 9.45% Notes due 2008 were issued at a discount from their principal amount to generate aggregate gross proceeds of approximately $400 million. The 9.45% Notes due 2008 accrete at a rate of 9.45% compounded semi-annually to an aggregate principal amount of $636,974,000 by April 15, 2003. No interest will accrue on the 9.45% Notes due 2008 prior to April 15, 2003. The 9.45% Notes due 2008 bear interest at 9.45% per annum payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003, accruing from April 15, 2003, or from the most recent interest payment date to which interest has been paid or provided.

     Optional Redemption. The 9.45% Notes due 2008 are redeemable on or after April 15, 2003, at our option, in whole or in part, and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices, expressed as percentages of the principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.725%
2004........................................................   103.150%
2005........................................................   101.575%
2006 and thereafter.........................................   100.000%


  DESCRIPTION OF THE 10 3/4% SENIOR NOTES DUE 2008


     General. We issued $500 million principal amount of 10 3/4% Senior Notes due 2008 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 10 3/4% Notes due 2008 are limited in aggregate principal amount to $500 million and will mature on November 15, 2008. Interest on the 10 3/4% Notes due 2008 accrues at 10 3/4% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year.

     Optional Redemption. The 10 3/4% Notes due 2008 are redeemable on or after November 15, 2003, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, described below plus accrued interest, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.375%
2004........................................................   103.583%
2005........................................................   101.792%
2006 and thereafter.........................................   100.000%

     In addition, at any time on or before November 15, 2001, we may redeem up to 33 1/3% of the original aggregate principal amount of the 10 3/4% Notes due 2008 with the net proceeds of a sale of common equity at a redemption price equal to 112.75% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 3/4% Notes due 2008 remains outstanding after such redemption.

  DESCRIPTION OF THE 12 1/4% SENIOR DISCOUNT NOTES DUE 2009

     General. We issued $588,926,000 aggregate principal amount at stated maturity of 12 1/4% Senior Discount Notes due 2009 under an indenture between us and U.S. Trust Company of Texas, as trustee.

     Principal, Maturity and Interest. The 12 1/4% Notes due 2009 are limited to $588,926,000 aggregate principal amount at stated maturity and will mature on June 1, 2009. The 12 1/4% Notes due 2009 were issued at a discount from their principal amount to generate aggregate gross proceeds of approximately $325 million. The 12 1/4% Notes due 2009 accrete at a rate of 12 1/4% compounded semi-annually to an aggregate principal amount of $588,926,000 by June 1, 2004. No interest will accrue on the 12 1/4% Notes due 2009 prior to June 1, 2004. The 12 1/4% Notes due 2009 bear interest at 12 1/4% per annum payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2004, accruing from June 1, 2004, or from the most recent interest payment date to which interest has been paid or provided.


     Optional Redemption. The 12 1/4% Notes due 2009 are redeemable on or after June 1, 2004, at our option, in whole or in part, and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:


                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   106.125%
2005........................................................   104.083%
2006........................................................   102.042%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before June 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/4% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the Accreted Value (as defined in the indenture relating to the 12 1/4% Notes due 2009), plus accrued and unpaid interest, provided that at least 66 2/3% of the original principal amount of the 12 1/4% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 10 3/4% NOTES DUE 2009

     General. We issued $675 million principal amount of 10 3/4% Senior Notes due 2009 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity and Interest. The 10 3/4% Notes due 2009 are limited in aggregate principal amount to $675 million and will mature on June 1, 2009. Interest on the 10 3/4% Notes due 2009 accrues at 10 3/4% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1999.

     Optional Redemption. The 10 3/4% Notes due 2009 are redeemable on or after June 1, 2004, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:


                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   105.375%
2005........................................................   103.583%
2006........................................................   101.792%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before June 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 10 3/4% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 110.75% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 3/4% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 12 1/8% SENIOR DISCOUNT NOTES DUE 2009

     General. We issued $455 million aggregate principal amount of 12 1/8% Senior Discount Notes due 2009 under an indenture between us and U.S. Trust Company of Texas, as trustee.

     Principal, Maturity And Interest. The 12 1/8% Notes due 2009 are limited to an aggregate principal amount of $455 million at stated maturity and will mature on December 1, 2009. The 12 1/8% Notes due 2009 were issued at a discount from their principal amount to generate aggregate gross proceeds of $251.4 million. The 12 1/8% Notes due 2009 accrue at a rate of 12 1/8% compounded semi-annually to an aggregate principal amount of $455 million by December 1, 2004. No interest will accrue on the 12 1/8% Notes due 2009 prior to December 1, 2004. The 12 1/8% Notes due 2009 bear interest at 12 1/8% per annum, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2005, accruing from December 1, 2004 or from the most recent interest payment date from which interest has been paid or provided.


     Optional Redemption. The 12 1/8% Notes due 2009 are redeemable on or after December 1, 2004, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:


                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   106.063%
2005........................................................   104.042%
2006........................................................   102.021%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before December 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/8% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 112.125% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 12 1/8% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 10 1/2% SENIOR NOTES DUE 2009

     General. We issued $400 million principal amount of 10 1/2% Senior Notes due 2009 under an indenture between us and United States Trust Company of New York, as trustee.

     Principal, Maturity And Interest. The 10 1/2% Notes due 2009 are limited in aggregate principal amount to $400 million and will mature on December 1, 2009. Interest on the 10 1/2% Notes accrues at

10 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2000.


     Optional Redemption. The 10 1/2% Notes due 2009 are redeemable on or after December 1, 2004, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:


                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   105.250%
2005........................................................   103.500%
2006........................................................   101.750%
2007 and thereafter.........................................   100.000%

     In addition, at any time on or before June 1, 2002, we may redeem up to 33 1/3% of the original aggregate principal amount of the 10 1/2% Notes due 2009 with the net proceeds of a sale of common equity at a redemption price equal to 110.5% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 1/2% Notes due 2009 remains outstanding after such redemption.

  DESCRIPTION OF THE 12 3/4% SENIOR NOTES DUE 2007

     General. In connection with the Concentric merger, we assumed $150 million principal amount of 12 3/4% Senior Notes due 2007 issued by Concentric under an indenture between Concentric and Chase Manhattan Bank and Trust Company, National Association, as trustee.

     Principal, Maturity and Interest. The 12 3/4% Notes due 2007 are limited in aggregate principal amount to $150 million and will mature on December 15, 2007. Interest on the 12 3/4% Notes due 2007 accrues at 12 3/4% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1998.


     Optional Redemption. The 12 3/4% Notes due 2007 are redeemable on or after December 15, 2002, at our option, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:


                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   106.375%
2003........................................................   104.250%
2004........................................................   102.125%
2005 and thereafter.........................................   100.000%

SUBORDINATED NOTES

     Our subordinated notes are unsecured obligations and will rank equally in right of payment with one another, with all our other existing subordinated obligations and with our future subordinated obligations.

     We are not required to make any mandatory or sinking fund payments with respect to our subordinated notes.

     The indenture governing our subordinated notes contains standard events of default, including:

     - defaults in the payment of principal, premium or interest;

     - defaults in the compliance with covenants contained in the indenture;

     - cross defaults on more than $10 million of other indebtedness;

     - failure to pay more than $10 million of judgments; and

     - certain events of our subsidiaries.

  5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009

     General. On January 12, 2001 we issued $517.5 million principal amount of 5 3/4% Convertible Subordinated Notes due 2009 under an indenture between us and U.S. Trust Company, National Association, as trustee.


     Principal, Maturity And Interest. The 5 3/4% Notes due 2009 are limited in aggregate principal amount to $517.5 million and will mature on January 15, 2009. Interest on the 5 3/4% Notes due 2009 accrues at 5 3/4% per annum and is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2001.


     Redemption. The 5 3/4% Notes due 2009 are not redeemable prior to maturity.


     Conversion. The 5 3/4% Notes due 2009 are convertible at any time prior to maturity into 39.1484 shares of our class A common stock for each $1,000 of outstanding principal amount, equivalent to a conversion price of approximately $25.5438 per share of Class A common stock, subject to adjustment as set forth in the indenture. On or after January 18, 2003, we may terminate the conversion rights of holders. We may terminate the conversion rights only if the current market price of our Class A common stock equals or exceeds 150%, on or prior to January 18, 2004, or 135%, thereafter, of the conversion price then in effect for at least 20 trading days in any 30-day trading period, including the last day of the period. If the conversion termination date occurs on or before January 18, 2004, we will make a make-whole payment in cash with respect to the notes converted into Class A common stock after the date of the press release announcing the termination. The amount of the make-whole payment will be the present value of all interest payments that thereafter would have been payable on the notes on each semi-annual interest payment date from the conversion termination date through January 15, 2004. If the conversion termination date occurs on or after January 19, 2004, we will not make any make-whole payment.


                   DESCRIPTION OF OUTSTANDING PREFERRED STOCK


     At June 30, 2001, we had eight series of preferred stock outstanding. These series, the respective number of shares issued and outstanding, and the respective aggregate liquidation preferences, which amounts are equal to the respective redemption amounts, are summarized in the table below (dollars in thousands):



                                                                                     AGGREGATE
                                                               SHARES ISSUED &      LIQUIDATION
                                                              OUTSTANDING AS OF   PREFERENCE AS OF
                                                                JUNE 30, 2001      JUNE 30, 2001
                                                              -----------------   ----------------
14% Series A Senior Exchangeable Redeemable Preferred
  Shares....................................................     10,233,065          $  511,653
6 1/2% Series B Cumulative Convertible Preferred Stock......      2,122,795             106,140
Series C Cumulative Convertible Participating Preferred
  Stock.....................................................        584,375             584,375
Series D Convertible Participating Preferred Stock..........        265,625             265,625
13 1/2% Series E Senior Redeemable Exchangeable Preferred
  Stock.....................................................        222,778             222,778
7% Series F Convertible Redeemable Preferred Stock..........         57,126              57,126
Series G Cumulative Convertible Participating Preferred
  Stock.....................................................        268,750             268,750
Series H Convertible Participating Preferred Stock..........        131,250             131,250
                                                                 ----------          ----------
     Total..................................................     13,885,764          $2,147,697
                                                                 ==========          ==========



     We have summarized all material terms of our issued and outstanding preferred stock in this section, including the terms set forth in the amendments made to the certificates of designations for our series C, series D, series G and series H preferred stock in connection with the June 2001 closing of an equity investment in XO. However, you should read our amended and restated certificate of incorporation, our restated bylaws and the certificate of designations relating to the applicable series of the preferred stock that we file with the SEC for additional information before you purchase any of our preferred stock.


14% SERIES A SENIOR EXCHANGEABLE REDEEMABLE PREFERRED SHARES


     Voting Rights. Holders of series A preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders except where such vote will effect their liquidation priority, their rights under our certificate of incorporation or bylaws, or result in a prohibited merger, acquisition or asset sale.


     Dividends. Holders of series A preferred stock are entitled to a dividend of 14% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available, payable quarterly. No interest shall be payable in respect to any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each Dividend Payment Date (as defined in the certificate of designation of the series A preferred stock). Dividends are payable in cash, except that on each dividend payment date that occurs on or before February 1, 2002, we may, at our option, pay the dividend by issuing additional shares of series A preferred stock with an aggregate liquidation preference equal to the amount of such dividend.


     Exchange. The series A preferred stock is exchangeable, at our option, for our 14% senior subordinated notes due 2009. The exchange rate is $1.00 principal amount of our 14% senior subordinated notes due 2009 for each $1.00 of aggregate liquidation preference of series A preferred stock. If we exchange the series A preferred stock, we must comply with specified notice and other administrative provisions. The exchange can occur only on a scheduled dividend payment date for the series A preferred stock. We may not exchange the series A preferred stock unless on the date of the exchange there are no accumulated and unpaid dividends (including the dividend payable on the exchange date) on the series A preferred stock or other contractual impediments to the exchange. In addition, we may not execute the exchange if a default or event of default under either the indenture governing the 14% senior subordinated notes or our 12 1/2% Senior Notes due 2006, would exist immediately after the exchange.


     Conversion. Holders of our series A preferred stock have no rights to convert the shares into or exchange the shares for shares of any other class of our capital stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series A preferred stock shall receive its liquidation preference on parity with the distribution to our series E preferred stock, but prior to any distribution to our series B, series C, series D, series F, series G and series H preferred stock and each class of our common stock.

     Redemption. We are required to redeem all of the series A preferred stock outstanding on February 1, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Subject to provisions of our indentures, we may amend our certificate of incorporation to provide for redemption of the series A preferred stock, in whole or in part, at our option, at any time on or after February 1, 2002, at redemption rates expressed as a percentage of the liquidation preference, commencing with 107% on February 1, 2002 and declining to 100% on February 1, 2006, plus accumulated and unpaid dividends to the date of redemption.

6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK


     Voting Rights. Holders of series B preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders except where such vote will effect their liquidation priority, their rights under our certificate of incorporation or bylaws, or result in a prohibited merger, acquisition or asset sale.


     Dividends. Holders of series B preferred stock are entitled to a dividend of 6 1/2% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available, payable quarterly. No interest shall be payable in respect to any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each Dividend Payment Date (as defined in the certificate of designation of the series B preferred stock). Dividends are payable in cash.


     Conversion. Each share of our series B preferred stock is convertible, at the option of the holder, into 4.58 shares, subject to specified adjustments, of our Class A common stock. We can cause this conversion right to expire at any time from April 15, 2001 through and including April 15, 2006, upon notice, if the closing price of our Class A common stock is greater than $13.10, subject to specified adjustments, for 20 trading days in any period of 30 consecutive trading days. We cannot cause the conversion right to expire if there are any accrued but unpaid dividends on the series B preferred stock.


     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series B preferred stock shall receive its liquidation preference after the distribution to our series A, series C, series D, series E, series G, and series H preferred stock, on parity with the distribution to our series F preferred stock and, but prior to any distribution to each class of our common stock.

     Redemption. We are required to redeem all of the series B preferred stock outstanding on March 31, 2010 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. We may redeem the series B preferred stock any time after April 16, 2006 at a redemption price equal to 100% of the liquidation preference. In May 2000, certain holders of the series B preferred stock converted their shares into approximately 8.1 million shares of our Class A common stock based on a conversion rate of 4.58 shares of Class A common stock for each share of series B preferred stock converted, in consideration for our cash payment of approximately $4.7 million, which has been reported as a preferred stock dividend in the second quarter of 2000.

SERIES C CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK


     Voting Rights. Holders of series C preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than the election of directors. The holders of the series C preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of the series C preferred stock.


     Dividends. Holders of series C preferred stock are entitled to a dividend of $54.5455 per share in cash, per annum, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.


     Conversion. Each share of our series C preferred stock is convertible, at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series C Conversion Shares.



     The Aggregate Series C Conversion Shares is calculated as follows:



     - First, determine the sum of $727.273 and all accrued and unpaid dividends on the series C preferred stock through the date of conversion. Multiply this sum by the total number of shares of series C preferred stock outstanding.



     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series C preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series C preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.



     - Third, determine the aggregate Liquidation Preferences of the shares of series C preferred stock and series D preferred stock. The Liquidation Preference for each of the series C and series D preferred stock is equal to the total number of shares of the relevant series of preferred stock outstanding at the time of conversion multiplied by the sum of $1,000 and all accrued and unpaid dividends on a share of the relevant series of preferred stock at the time of the conversion.



     - Fourth, divide the aggregate Liquidation Preferences of the series C and series D preferred stock by $17.00, subject to specified adjustments. This amount is called the Aggregate Conversion Shares.



     - Fifth, if the Aggregate Conversion Shares is greater than the total received in step 2, determine the amount of the excess. Multiply this excess by .375.



     - Sixth, add the step two result to the step five result and divide this amount by the total number of shares of series C preferred stock outstanding at the time of the conversion. This product is the Aggregate Series C Conversion Shares.



     Upon the exercise of this conversion option, a proportional amount of the series D preferred stock automatically converts into shares of our Class A common stock in accordance with the terms of the certificate of designations of the series D preferred stock. We will select the shares of series D preferred stock called for automatic conversion in accordance with the terms of the certificate of designations for the series D preferred stock.


     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series C preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series D, series G, and series H preferred stock, but prior to any distribution to our series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series C preferred stock may require us to redeem those shares during the 180-day period commencing January 20, 2010 at a redemption price equal to 100% of the liquidation preference. We may redeem the series C preferred stock at any time after the later of January 20, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series C preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

SERIES D CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series D preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than the election of directors. The holders of the series D preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of the series D preferred stock.

     Dividends. If we pay a dividend in cash on our common stock, holders of series D preferred stock are entitled to a dividend of 62.5% of the amount of dividends that would be paid with respect to the series C preferred stock and the series D preferred stock taken together if converted into common stock on the record date for the dividend.


     Conversion. Each share of our series D preferred stock is convertible, automatically or at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series D Conversion Shares.

     The Aggregate Series D Conversion Shares is calculated as follows:



     - First, determine the sum of $727.273 and all accrued and unpaid dividends on the series C preferred stock through the date of conversion. Multiply this sum by the total number of shares of series C preferred stock outstanding.



     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series D preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series D preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.



     - Third, compare the result received in step two to the Aggregate Conversion Shares, which is defined in connection with the description of the conversion terms of the series C preferred stock. If the Aggregate Conversion Shares is greater, determine the excess. If the result received in step two is greater, the shares of series D preferred stock are not then convertible.



     - Fourth, multiply the excess of the Aggregate Conversion Shares over the result received in step two by .625. Divide this product by the total number of shares of series D preferred stock outstanding at the time of the conversion. This product is the Aggregate Series D Conversion Shares.



     As discussed above in connection with the explanation of the conversion terms of the series C preferred stock, each time that shares of our series C preferred stock are converted into shares of our Class A common stock, a proportional amount of the series D preferred stock automatically converts into the number of shares of our Class A common stock equal to the Aggregate Series D Conversion Shares. We will select the shares of series D preferred stock called for automatic conversion in accordance with the requirements of the principal national securities exchange, if any, on which the shares of the series D preferred stock are then listed. If the shares of the series D preferred stock are not so listed, we will select the called shares on a pro rata basis, by lot or by another method that we determine is fair and appropriate.


     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series D preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series C, series G, and series H preferred stock, but prior to any distribution to our series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series D preferred stock may require us to redeem those shares during the 180-day period commencing January 20, 2010. We may redeem the series D preferred stock at any time after the later of January 20, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series D preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

13 1/2% SERIES E SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2010


     Voting Rights. Holders of series E preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders. However, upon the occurrence of certain events, series E preferred stockholders may be permitted to elect additional directors to the board of directors.


     Dividends. Holders of series E preferred stock are entitled to a dividend of 13 1/2% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each of March 1, June 1, September 1, and December 1 of each year. Dividends are payable in cash, except that on each dividend payment date occurring on or prior to June 1, 2003, dividends may be paid, at our option, by the issuance of additional shares of series E preferred stock having an aggregate liquidation preference equal to the amount of such dividend.


     Exchange. The series E preferred stock is exchangeable, at our option, for our 13 1/2% senior subordinated debentures due 2010. The exchange rate is $1.00 principal amount of our 13 1/2% senior subordinated debentures due 2010 for each $1.00 of aggregate liquidation preference of series E preferred stock. If we exchange the series E preferred stock, we must comply with specified notice and other administrative provisions. The exchange can occur only on a scheduled dividend payment date for the series E preferred stock. We may not exchange the series E preferred stock unless on the date of the exchange there are no accumulated and unpaid dividends (including the dividend payable on the exchange date) on the series E preferred stock or other contractual impediments to the exchange. In addition, we may not execute the exchange if a default or event of default under the indenture governing the 13 1/2% senior subordinated debentures would exist immediately after the exchange.


     Conversion. Holders of our series E preferred stock have no rights to convert the shares into or exchange the shares for shares of any other class of our capital stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series E preferred stock shall receive its liquidation preference on parity with the distribution to our series A preferred stock, but prior to any distribution to our series B, series C, series D, series F, series G, and series H preferred stock and each class of our common stock.


     Redemption. We are required to redeem the series E preferred stock at their liquidation preference, plus accumulated and unpaid dividends, on June 1, 2010. We may redeem the series E preferred stock in whole or in part, at any time on or after June 1, 2003, at redemption rates expressed as a percentage of the liquidation preference commencing with 106.75% on June 1, 2003, and declining to 100% on June 1, 2008, plus accumulated and unpaid dividends to the date of redemption.


7% SERIES F CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2010

     Voting Rights. Except as required by law, holders of series F preferred stock are not entitled to vote on any matter required or permitted to be voted upon by our stockholders.

     Dividends. Holders of series F preferred stock are entitled to a dividend of 7% of the liquidation preference per share, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each of March 1, June 1, September 1, and December 1 of each year. Dividends are payable in cash, except that dividends may be paid, at our option, by the issuance of additional shares of series F preferred stock having an aggregate liquidation preference equal to the amount of such dividend.


     Conversion. Each share of our series F preferred stock is convertible, at the option of the holder, into the number of shares of our Class A common stock equal to the aggregate liquidation preference on the shares of series F preferred stock to be converted (plus, in the event the shares are converted on a date other than a dividend payment date, accrued and unpaid dividends on the shares through the date of the conversion), divided by the conversion price of $31.0258, subject to specified adjustments.


     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series F preferred stock shall receive its liquidation preference after the distribution to our series A, series C, series D, series E, series G, and series H preferred stock, on parity with the distribution to our series B preferred stock, but prior to any distribution to each class of our common stock.

     Redemption. We are required to redeem the series F preferred stock at their liquidation preference, plus accumulated and unpaid dividends, on September 1, 2010. We may redeem the series F preferred stock, in whole or in part, at any time on or after June 1, 2003, at redemption rates commencing with 105.125%, and declining to 100% on June 1, 2010.

SERIES G CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series G preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than for election of directors. So long as the holders of series C preferred stock are entitled to designate and elect a director nominated by such holders, the holders of series G preferred stock are not entitled to vote for the election of any directors. If the holders of series C preferred stock no longer have such right, the holders of series G preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of series G preferred stock.

     Dividends. Holders of series G preferred stock are entitled to receive a dividend of $55.814 per share in cash, per annum, when, as and if declared by the board of directors, out of funds legally available. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.


     Conversion. Each share of our series G preferred stock is convertible, at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series G Conversion Shares.



     The Aggregate Series G Conversion Shares is calculated as follows:



     - First, determine the sum of $706.9767 and all accrued and unpaid dividends on the series G preferred stock through the date of conversion. Multiply this sum by the total number of shares of series G preferred stock outstanding.



     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series G preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series G preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.



     - Third, determine the aggregate Liquidation Preferences of the shares of series G preferred stock and series H preferred stock. The Liquidation Preference for each of the series G and series H preferred stock is equal to the total number of shares of the relevant series of preferred stock outstanding at the time of conversion multiplied by the sum of $1,000 and all accrued and unpaid dividends on a share of the relevant series of preferred stock at the time of the conversion.



     - Fourth, divide the aggregate Liquidation Preferences of the series G and series H preferred stock by $17.00, subject to specified adjustments. This amount is called the Aggregate Conversion Shares.



     - Fifth, if the Aggregate Conversion Shares is greater than the total received in step 2, determine the amount of the excess. Multiply this excess by .375.



     - Sixth, add the step two result to the step five result and divide this amount by the total number of shares of series G preferred stock outstanding at the time of the conversion. This product is the Aggregate Series G Conversion Shares.



     Upon the exercise of this conversion option, a proportional amount of the series H preferred stock automatically converts into shares of our Class A common stock in accordance with the terms of the certificate of designations of the series H preferred stock. We will select the shares of series H preferred stock called for automatic conversion in accordance with the terms of the certificate of designations for the series H preferred stock.

     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series G preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series C, series D, and series H preferred stock, but prior to any distribution to our class of series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series G preferred stock may require us to redeem those shares during the 180-day period commencing on July 6, 2010. We may redeem the series G preferred stock at any time after the later of July 6, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series G preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

SERIES H CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Voting Rights. Holders of series H preferred stock are entitled to vote on an as-converted basis with all classes of our common stock as a single class on all matters presented to the holders of all classes of our common stock for a vote, other than for election of directors. So long as the holders of series D preferred stock are entitled to designate and elect a director nominated by such holders, the holders of series H preferred stock are not entitled to vote for the election of any directors. If the holders of series D preferred stock no longer have such right, the holders of series H preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of series H preferred stock.

     Dividends. If we pay a dividend in cash on our common stock, holders of the Series H preferred stock are entitled to a dividend of 62.5% of the amount of dividends that would be paid with respect to the series G preferred stock and the series H preferred stock taken together if converted into common stock on the record date for the dividend.


     Conversion. Each share of our series H preferred stock is convertible, automatically or at the option of the holder, into the number of shares of our Class A common stock equal to the Aggregate Series H Conversion Shares.



     The Aggregate Series H Conversion Shares is calculated as follows:



     - First, determine the sum of $706.9767 and all accrued and unpaid dividends on the series G preferred stock through the date of conversion. Multiply this sum by the total number of shares of series G preferred stock outstanding.



     - Second, divide the total received in step one by, if calculable, the gross proceeds per share received or to be received by the holder of a share of series H preferred stock in connection with the sale of the shares of Class A common stock issuable upon conversion of the series H preferred stock or, in all other cases, 97% of the current market price of a share of Class A common stock.



     - Third, compare the result received in step two to the Aggregate Conversion Shares, which is defined in connection with the description of the conversion terms of the series G preferred stock. If the Aggregate Conversion Shares is greater, determine the excess. If the result received in step two is greater, the shares of series H preferred stock are not then convertible.



     - Fourth, multiply the excess of the Aggregate Conversion Shares over the result received in step two by .625. Divide this product by the total number of shares of series H preferred stock outstanding at the time of the conversion. This product is the Aggregate Series H Conversion Shares.

     As discussed above in connection with the explanation of the conversion terms of the series G preferred stock, each time that shares of our series G preferred stock are converted into shares of our Class A common stock, a proportional amount of the series H preferred stock automatically converts into the number of shares of our Class A common stock equal to the Aggregate Series H Conversion Shares. We will select the shares of series H preferred stock called for automatic conversion in accordance with the requirements of the principal national securities exchange, if any, on which the shares of the series H preferred stock are then listed. If the shares of series H preferred stock are not so listed, we will select the called shares on a pro rata basis, by lot or by another method that we determine is fair and appropriate.


     Liquidation Rights. In the event of the liquidation or distribution of our assets, whether voluntary or involuntary, the series H preferred stock shall receive its liquidation preference after the distribution to our series A and series E preferred stock, on parity with the distribution to our series C, series D, and series G preferred stock, but prior to any distribution to our series B and series F preferred stock and any distribution to each class of our common stock.

     Redemption. Holders of the series H preferred stock may require us to redeem those shares during the 180-day period commencing on July 6, 2010. We may redeem the series H preferred stock at any time after the later of July 6, 2005 and the date when we have redeemed our 12 1/2% Senior Notes due 2006 in full.

     Right of First Purchase. Holders of our series H preferred stock have a right of first purchase with respect to specified issuances of capital stock that rank senior to our Class A common stock, other than public offerings and specific private offerings to institutional investors of this senior capital stock.

                              PLAN OF DISTRIBUTION


     We may sell the securities from time to time in their initial offering as follows:


     - through agents;

     - to dealers or underwriters for resale;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

     In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.


     We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.


     We may authorize underwriters, dealers and agents to solicit offers by institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:


     - that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and


     - that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.


     In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.


     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.


     Unless otherwise specified in the applicable prospectus supplement, each series of offered securities may be a new issue with no established trading market. Our Class A common stock is traded on the Nasdaq Stock Market. We may or may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no underwriter that makes a market is obligated to do so and may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

     We may have agreements with agents, dealers and underwriters to indemnify them against specified liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Agents, dealers or underwriters may engage in transactions with or perform services for us in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of any securities offered hereby will be passed upon for XO by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS


     The consolidated financial statements of XO (formerly NEXTLINK Communications, Inc.) as of December 31, 2000 and for each of the three years in the period ended December 31, 2000, included in the annual report on Form 10-K of XO Communications for the year ended December 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.



     The consolidated financial statements and financial statement schedule of Concentric Network Corporation for the year ended December 31, 1999, incorporated by reference in this prospectus from our Form 8-K/A, filed with the SEC on August 21, 2000 and our Form 8-K/A filed with the SEC on January 18, 2001, have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon incorporated by reference and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000.


     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement will include a detailed and current discussion of any risk factors or other special considerations applicable to those securities, including the plan of distribution. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     XO is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the SEC. Our reports and other information we file can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Section. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

     Our Class A common stock is listed on The Nasdaq National Market and any reports, proxy and information statements and other information we file with the SEC may also be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001.

     Effective as of October 25, 2000 we changed our name from NEXTLINK Communications, Inc. to XO Communications, Inc. The reports and other information that we filed with the SEC prior to October 25, 2000 will be under the NEXTLINK name.

                    INCORPORATION OF DOCUMENTS BY REFERENCE


     Some of the information that you may want to consider in deciding whether to invest in any of our securities is not included in this prospectus, but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 0-30900) and are incorporating them by reference into this prospectus:



     - Annual Report on Form 10-K for the year ended December 31, 2000;



     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;



     - Quarterly Report on Form 10-Q for the quarterly period ended June 30,
      2001;



     - Proxy Statement on Schedule 14A filed with the SEC on May 1, 2001;



     - Information Statement on Schedule 14C filed with the SEC on May 14, 2001;



     - Current Report on Form 8-K/A filed with the SEC on July 19, 2001;



     - Current Report on Form 8-K, filed with the SEC on July 6, 2001;



     - Current Report on Form 8-K, filed with the SEC on April 30, 2001;



     - Current Report on Form 8-K/A filed with the SEC on January 18, 2001;



     - Current Report on Form 8-K/A, filed with the SEC on August 21, 2000 (filed under the name NEXTLINK Communications, Inc.); and



     - The description of our Class A common stock set forth in the Registration Statement on Form 8-A, dated and filed on August 4, 1997, as amended by the description of our Class A common stock set forth in the Registration Statement on Form 8-A/A-1, dated and filed on September 18, 1997.

     We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.

     We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to:

                            XO Communications, Inc.
                            11111 Sunset Hills Road
                             Reston, Virginia 20190
                           Attn: Corporate Secretary
                           Telephone: (703) 547-2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of the estimated expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Registration Statement filing fees..........................  $  500,000
Trustees', Registrar and Transfer Agents', Depositaries' and
  Warrant Agents' fees and expenses.........................      15,000*
Legal fees and expenses.....................................     150,000*
Fees of Rating Agencies.....................................      15,000*
Blue Sky fees and expenses..................................      15,000*
Accounting fees and expenses................................     100,000*
Printing fees...............................................     150,000*
Listing fees and expenses...................................      10,000*
Miscellaneous...............................................      45,000*
                                                              ----------
          Total.............................................  $1,000,000

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     XO Communications, Inc. is a Delaware corporation. In its Certificate of Incorporation, we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.


     We have also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney's fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
-------                        -----------------------
   *1.1      Form of Equity Securities Underwriting Agreement (U.S.
             version)
   *1.2      Form of Equity Securities Underwriting Agreement
             (International version)
   *1.3      Form of Debt Securities Underwriting Agreement (U.S.
             version)
   *1.4      Form of Debt Securities Underwriting Agreement
             (International version)
   *4.1      Form of Senior Indenture
   *4.2      Form of Subordinated Indenture
   *4.3      Form of Warrant Agreement with Form of Warrant Certificate
   *4.4      Form of Deposit Agreement with Form of Depositary Receipt
    4.5      Form of Stock Purchase Contract Agreement
    4.6      Form of Pledge Agreement
   *5.1      Opinion of Jones, Day, Reavis & Pogue
   12.1      Statement of computation of ratio of earnings to fixed
             charges
   12.2      Statement of computation of ratio of earnings to fixed
             charges and preference dividends
  *23.1      Consent of Jones, Day, Reavis & Pogue (included in Exhibit
             5.1)
   23.2      Consent of Arthur Andersen LLP, independent public
             accountants
   23.3      Consent of Ernst & Young LLP, independent auditors
  *24.1      Power of Attorney (included on signature page in initial
             filing)
  *25.1      Statement of Eligibility and Qualification on Form T-1 of
             Senior Trustee under the Trust Indenture Act of 1939, as
             amended
  *25.2      Statement of Eligibility and Qualification on Form T-1 of
             Subordinated Trustee under the Trust Indenture Act of 1939, as amended


---------------------

 * Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

     Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Reston, State of Virginia, on August 16, 2001.


                                          XO COMMUNICATIONS, INC.

                                          By:      /s/ GARY D. BEGEMAN
                                            ------------------------------------
                                          Name: Gary D. Begeman
                                          Title:  Senior Vice President, General
                                                  Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.




                         *                              Chairman, Chief Executive      August 16, 2001
---------------------------------------------------    Officer (Principal Executive
                 DANIEL F. AKERSON                        Officer) and Director

                         *                             Senior Vice President, Chief    August 16, 2001
---------------------------------------------------    Financial Officer (Principal
                WAYNE M. REHBERGER                   Financial Officer and Principal
                                                           Accounting Officer)

                         *                           Director and President and Chief  August 16, 2001
---------------------------------------------------         Operating Officer
                NATHANIEL A. DAVIS

                         *                                       Director              August 16, 2001
---------------------------------------------------
                  JOSEPH L. COLE

                         *                                       Director              August 16, 2001
---------------------------------------------------
                 SANDRA J. HORBACH

                                                                 Director              August 16, 2001
---------------------------------------------------
                  NICOLAS KAUSER

                                                                 Director              August 16, 2001
---------------------------------------------------
                  CRAIG O. MCCAW

                                                                 Director              August 16, 2001
---------------------------------------------------
                 SHARON L. NELSON

                         *                                       Director              August 16, 2001
---------------------------------------------------
                 HENRY F. NOTHHAFT

                                                                 Director              August 16, 2001
---------------------------------------------------
                 JEFFREY S. RAIKES

                         *                                       Director              August 16, 2001
---------------------------------------------------
                   PETER C. WAAL


                         *                                       Director              August 16, 2001
---------------------------------------------------
                DENNIS M. WEIBLING



* Gary D. Begeman, by signing his name hereto, does hereby execute this amendment no. 2 to the registration statement on behalf of the directors and officers of the registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers, which were previously filed with the Securities and Exchange Commission on behalf of such directors and officers.


                                          By:      /s/ GARY D. BEGEMAN
                                            ------------------------------------
                                                      Gary D. Begeman
                                                      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION OF DOCUMENT
-------                            -----------------------
   *1.1          Form of Equity Securities Underwriting Agreement (U.S.
                 version)
   *1.2          Form of Equity Securities Underwriting Agreement
                 (International version)
   *1.3          Form of Debt Securities Underwriting Agreement (U.S.
                 version)
   *1.4          Form of Debt Securities Underwriting Agreement
                 (International version)
   *4.1          Form of Senior Indenture
   *4.2          Form of Subordinated Indenture
   *4.3          Form of Warrant Agreement with Form of Warrant Certificate
   *4.4          Form of Deposit Agreement with Form of Depositary Receipt
    4.5          Form of Stock Purchase Contract Agreement
    4.6          Form of Pledge Agreement
   *5.1          Opinion of Jones, Day, Reavis & Pogue
   12.1          Statement of computation of ratio of earnings to fixed
                 charges
   12.2          Statement of computation of ratio of earnings to fixed
                 charges and preference dividends
  *23.1          Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                 5.1)
   23.2          Consent of Arthur Andersen LLP, independent public
                 accountants
   23.3          Consent of Ernst & Young LLP, independent auditors
  *24.1          Power of Attorney (included on signature page in initial
                 filing)
  *25.1          Statement of Eligibility and Qualification on Form T-1 of
                 Senior Trustee under the Trust Indenture Act of 1939, as
                 amended
  *25.2          Statement of Eligibility and Qualification on Form T-1 of
                 Subordinated Trustee under the Trust Indenture Act of 1939, as amended


---------------------

 * Previously filed.